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           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM SB-2A
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                    Renegade Venture (NEV.) Corporation, Inc.
                      Trading Symbol - RDVN (OTCBB Market)

        Nevada                      4581                          84-1108499
 ---------------------        ------------------              -----------------
(State or jurisdiction       (Primary SIC Number)            (IRS Employer
 of incorporation)                                           Identification No.)

             6901 S. Park Ave. Tucson, AZ 85706                 520-294-3481
 -----------------------------------------------------------      ---------
(Address and telephone number of principal executive offices)    (Telephone)

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]

                                         CALCULATION OF REGISTRATION FEE

Title of Each                         Amount to be         Maximum           Aggregate            Amount of
Proposed Class of                     Registered         Offering Price      Offering          Registration Fee
Securities to be Registered                                Per Unit            Price
----------------------------------------------------------------------------------------------------------------
Common (1)                            9,600,000             $0.34          $3,264,000.00

Common (2)                            1,000,000             $0.50          $  500,000.00

Common (3)                            2,115,386             $0.52          $1,100,000.70

Common issuable upon exercise
of Warrants (4)                         720,000             $0.34          $  244,800.00

Common issuable upon exercise
of Warrants (5)                         158,654             $0.52          $   82,500.08

Common issuable upon exercise
Of Warrants (6)                       7,740,000             $0.68          $5,263,200.00

Common issuable upon exercise
Of Warrants (7)                       1,137,020             $1.00          $1,137,020.00

Common issuable upon exercise
Of Warrants (8)                       8,877,020             $1.36          $12,072,747.00


Total                                31,348,080                            $23,664,267.78         $553.15 (9)

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


The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


--------------------------------------------------------------------------------

(1) 9,600,000 shares of common stock were issued to the selling shareholders, Barron Partners, pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933

(2) 1,000,000 shares of common stock were issued to selling shareholder Ralph Garcia, pursuant to a stock purchase agreement whereby such shares were issued as partial compensation of the purchase of World Jet Corporation, a privately held company wherein Ralph Garcia and Michelle Barkan owned all of the authorized and outstanding shares of World Jet Corporation.

(3) 2,115,386 shares of common stock were issued to selling shareholders Whalehaven Capital Fund Limited ("Whalehaven") (288,462 shares), Stonestreet Limited Partnership ("Stonestreet") (384,616 shares); Alpha Capital ("Alpha") (1,250,000 shares) and Greenwich Growth Fund Limited ("Greenwich") (192,308 shares) pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933.

(4) Selling shareholder, JG Capital, Inc., received a 5 year warrant to purchase 720,000 shares of common stock at an exercise price of $0.34 per share.

(5) Warrants were issued to selling shareholders JG Capital, Inc., Heza Holding, Inc., and Grushko & Mittman, P.C. entitling such selling shareholders to a total of 158,654 shares of common stock upon the exercise of such shares as follows: JG Capital, Inc. - 95,192 shares at an exercise price of $0.52 per share; Heza Holding, Inc. - 31,731 shares at an exercise price of $0.52 per share; and Grushko & Mittman,P.C. - 31,731 shares at an exercise price of $0.52 per share.

(6) Warrants were issued to selling shareholders Barron Partners and JG Capital, Inc entitling such selling shareholders to a total of 7,740,000 shares of common stock upon the exercise of such shares as follows:
     Barron Partners - 7,200,000 shares at an exercise price of $0.68 per share; and JG Capital, Inc. - 540,000 shares at an exercise price of $0.68 per share.

(7) Warrants were issued to selling shareholders Whalehaven, Stonestreet, Alpha, Greenwich, JG Capital, Inc., Heza Holding, Inc., and Grushko & Mittman, P.C. entitling such selling shareholders to a total of 1,137,020 shares of common stock upon the exercise of such shares as follows: :
     Whalehaven- 144,231 shares at an exercise price of $1.00 per share; Stonestreet - 192,308 shares at an exercise price of $1.00 per share; Alpha - 625,000 shares at an exercise price of $1.00 per share; Greenwich
     - 96,154 shares at an exercise price of $1.00 per share; JG Capital - 47,597 shares at an exercise price of $1.00 per share; Heza - 15,865 shares at an exercise price of $1.00 per share; and Grushko - 15,865 shares at an exercise price of $1.00 per share.

(8) Warrants were issued to selling shareholders Barron Partners, Whalehaven, Stonestreet, Alpha, Greenwich, JG Capital, Inc., Heza Holding, Inc., and Grushko & Mittman, P.C. entitling such selling shareholders to a total of 8,877,020 shares of common stock upon the exercise of such shares as follows: Barron Partners - 7,200,000 shares at an exercise price of $1.36 per share; Whalehaven- 144,231 shares at an exercise price of $1.36 per share; Stonestreet - 192,308 shares at an exercise price of $1.36 per share; Alpha - 625,000 shares at an exercise price of $1.36 per share; Greenwich - 96,154 shares at an exercise price of $1.36 per share; JG Capital - 587,597 shares at an exercise price of $1.36 per share; Heza - 15,865 shares at an exercise price of $1.36 per share; and Grushko - 15,865 shares at an exercise price of $1.36 per share.

(9) Registration fee based upon the 5,548,080 shares of Company common stock at an aggregate offering price of $4,365,867.28 added to the Company's Registration Statement under the current amendment since the last SB-2A was filed on August 2, 2004. The registration fee for the 25,800,000 balance of securities on the previously submitted SB-2 and SB-2A was paid on July 2, 2004 and August 2, 2004 respectively.

       PRELIMINARY PROSPECTUS DATED OCTOBER 5, 2004 SUBJECT TO COMPLETION

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and related notes.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. All of the shares registered are being offered by the selling shareholders named in this prospectus. See the section entitled "Selling Shareholders". The shares were acquired by the selling shareholders, Barron Partners, L.P. ("Barron Partners"), Alpha Capital ("Alpha"), Whalehaven Capital Fund Limited ("Whalehaven"), Stonestreet Limited Partnership ("Stonestreet"), Greenwich Growth Fund Limited ("Greenwich"), and Ralph Garcia directly from us in private transactions exempt from registration with the SEC pursuant to Rule 506 under Regulation D as promulgated by the SEC pursuant to
Section 4(2). Selling shareholder Barron Partners acquired 9,600,000 shares of common stock at a price of $0.34 per share; selling shareholder Ralph Garcia acquired 1,000,000 shares of common stock at $0.50 per share as partial compensation for the acquisition of World Jet Corporation, a privately held company; and selling shareholders Whalehaven, Stonestreet, Greenwich and Alpha acquired 2,115,386 shares of common stock at a price of $0.52 per share.

A total of 12,715,386 shares of common stock of the Company issued by us in private transactions exempt from registration with the SEC pursuant to Rule 506 under Regulation D as promulgated by the SEC pursuant to Section 4(2) are being registered pursuant to this offering.

Additional shares which are the subject of this registration may be acquired by selling shareholders, Barron Partners, Whalehaven, Stonestreet, Greenwich, Alpha, JG Capital, Inc., Heza Holding, Inc. ("Heza"), and Grushko & Mittman, P.C. ("Grushko") pursuant to the exercise of warrants. Selling shareholder Barron Partners may acquire an additional 7,200,000 shares of common stock upon the exercise of warrants at an exercise price of $0.68 per share, and 7,200,000 shares of common stock upon the exercise of warrants at a price of $1.36 per share. Selling shareholder JG Capital, Inc. may acquire a total of 1,990,386 shares of common stock upon the exercise of warrants at the following prices:
720,000 shares at an exercise price of $0.34 per share; 95,192 shares at an exercise price of $0.52 per share; 540,000 shares at an exercise price of $0.68 per share; 47,597 shares at an exercise price of $1.00 per share; and 587,597 shares at an exercise price of $1.36 per share. Selling shareholder Alpha may acquire a total of 1,250,000 shares of common stock upon the exercise of warrants at the following prices: 625,000 shares at an exercise price of $1.00 per share; and 625,000 shares at an exercise price of $1.36 per share. Selling shareholder Stonestreet may acquire a total of 384,616 shares of common stock upon the exercise of warrants at the following prices: 192,308 shares at an exercise price of $1.00 per share; and 192,308 shares at an exercise price of $1.36 per share. Selling shareholder Whalehaven may acquire a total of 288,462 shares of common stock upon the exercise of warrants at the following prices:
144,231 shares at an exercise price of $1.00 per share; and 144,231 shares at an exercise price of $1.36 per share. Selling shareholder Greenwich may acquire a total of 192,308 shares of common stock upon the exercise of warrants at the following prices: 96,154 shares at an exercise price of $1.00 per share; and 96,154 shares at an exercise price of $1.36 per share. Selling shareholder Heza Holding, Inc., may acquire a total of 63,461 shares of common stock upon the exercise of warrants at the following prices: 31,731 shares at an exercise price of $0.52 per share; 15,865 shares at an exercise price of $1.00 per share; and 15,865 shares at an exercise price of $1.36 per share. Selling shareholder Grushko may acquire a total of 63,461 shares of common stock upon the exercise of warrants at the following prices: 31,731 shares at an exercise price of $0.52 per share; 15,865 shares at an exercise price of $1.00 per share; and 15,865 shares at an exercise price of $1.36 per share. A total of 18,632,694 shares of common stock of the Company issuable upon exercise of all issued and outstanding warrants are being registered pursuant to this offering.

We will not receive any of the proceeds from the sale of the 9,600,000 shares of common stock by the selling shareholder, Barron Partners, nor will we receive the proceeds from the sale of the 2,115,386 shares of common stock by the selling shareholders Alpha, Stonestreet, Whalehaven, Greenwich or the 1,000,000 shares of common stock held by Ralph Garcia. However, the Company will receive proceeds from the exercise of any warrants issued. (See Section entitled "Use of Proceeds" and "Offering"). The price of the 9,600,000 shares of common stock being offered by selling shareholder Barron Partners, LP; the 2,115,386 shares of common stock being offered by selling shareholders Alpha, Stonestreet, Whalehaven and Greenwich; and the 1,000,000 shares of common stock being offered by selling shareholder Ralph Garcia will be offered at prevailing market prices. The most recent bid and asked price as of the date of this Prospectus is $0.53 per share. The offering price of the 18,632,694 shares of common stock issuable upon exercise of the warrants as set forth above shall be the exercise price for each such warrant.

Prior to the date hereof, the shares of common stock of the Company have been trading on the Over-the-Counter Bulletin Board-Market ("OTCBB Market") under the trading symbol RDVN.

This offering and an investment in our shares involves a high degree of risk and is suitable only for those persons with substantial financial resources in relation to their investment and who understand the particular risks of this investment. In addition, investment in our shares is suitable only for those persons who do not need liquidity and are willing to accept substantial restrictions on the transfer of their shares. PLEASE SEE "RISK FACTORS" ON PAGES 6-10 TO READ ABOUT FACTORS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING OUR SHARES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus is October 5, 2004.

                                TABLE OF CONTENTS




SUMMARY......................................................................  4

OFFERING.....................................................................  5

RISK FACTORS.................................................................  6

FORWARD LOOKING STATEMENTS................................................... 10

USE OF PROCEEDS.............................................................. 10

DIVIDEND POLICY.............................................................. 10

DILUTION..................................................................... 11

SELLING SHAREHOLDERS......................................................... 11

PLAN OF DISTRIBUTION......................................................... 12

LEGAL PROCEEDINGS............................................................ 13

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS................. 14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............... 15

DESCRIPTION OF SECURITIES.................................................... 16

INTEREST OF NAMED EXPERTS AND COUNSEL........................................ 16

DISCLOSURE OF COMMISSION POSITION FOR SECURITIES ACT LIABILITY............... 16

ORGANIZATION WITHIN THE LAST FIVE YEARS...................................... 16

DESCRIPTION OF BUSINESS...................................................... 16

MANAGEMENT DISCUSSION AND ANALYSIS........................................... 23

DESCRIPTION OF PROPERTY...................................................... 37

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................... 38

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..................... 38

EXECUTIVE COMPENSATION....................................................... 39

FINANCIAL STATEMENTS......................................................... 42

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTANT CONTROL
         AND FINANCIAL DISCLOSURE............................................ 42

FURTHER INFORMATION.......................................................... 42

                                     SUMMARY

Renegade Venture (NEV.) Corporation ("Renegade") is a public company that trades in the U.S. over-the-counter market. Our common stock is quoted on the OTC Bulletin Board under symbol RDVN. We were incorporated in Nevada on September 5, 1997. Our principal offices are now located at 6901 S. Park Ave., Tucson, AZ 85706. Renegade was formed as a holding company to establish, maintain and administer the equity and debt funding of any acquired subsidiaries as well as maintaining such capitalization of any subsidiaries. On May 2, 2002, Renegade acquired newly formed Hamilton Aerospace Technologies, Inc., a Delaware corporation, located at 6901 S. Park Ave., Tucson, AZ 85706 ("HAT") in a stock-for-stock exchange. HAT was formed on April 5, 2002 and commenced operations on April 15, 2002, to create a premier provider of aircraft maintenance, repair, overhaul ("MRO") services to owners and operators of Transport Category commercial jet aircraft. Its customers are all aircraft operators, including passenger and cargo air carriers, and aircraft leasing companies. On July 15, 2004, Renegade acquired World Jet Corporation, a privately owned Nevada corporation, located at 6900 S. Park Ave., Tucson, AZ 85706 ("World Jet") pursuant to a stock purchase agreement. World Jet is an aircraft parts sales and aircraft parts brokerage facility servicing aircraft operators, aircraft leasing companies and MROM facilities. Tucson, Arizona is the only workplace for Renegade, HAT and World Jet. Although the company has reported net profits for the first two quarters of 2004, the Company has incurred an overall loss since May of 2002 and there is always a risk as to whether or not the Company will be able to continue to operate as a going concern.

     Although a majority of Renegade's business is conducted by it's wholly owned subsidiaries, HAT and World Jet, Renegade does report some revenue and operating expenses which repsents less than 10% of the overall consolidated revenue, expenses and assets of Renegade on a stand alone basis. The only revenue that has been reported by Renegade is revenue derived from a contract with Mesa Airlines beginning in the third quarter of 2003 and represents the first revenue produced by Renegade since acquiring HAT. This work is performed by HAT, but booked to Renegade because the customer wanted to contract directly with the parent, Renegade. The operating expenses incurred by Renegade are for administrative, legal and accounting functions associated with Renegade managing the shares of it's wholly owned subsidiaries as well as all activities related to capitalizing and maintaining adequate capitalization levels for it's subsidiaries.

HAT is an aircraft repair station licensed by the Federal Aviation Administration (FAA) and by the Joint Aviation Authority of the European Economic Community (JAA). Its MRO services include maintenance, repair, overhaul and modification of narrow-body Transport Category aircraft; repair and overhaul of aircraft components and aircraft interiors. Our major modification services include the conversion of passenger aircraft to freighter configuration and technical support for third party modification programs.

During 2003, the Company generated operating revenues of $15,378,352, and had a net loss of ($1,299,428). The net loss for 2003 is attributable to the fact that 2003 was the first complete year of operations for HAT and start-up costs for HAT in conjunction with the lack of capitalization also contributed to the overall net loss in 2003. Although the Company has incurred an overall loss since May 2002, during the first two quarters of 2004, the Company's financial results and position has improved. During the first quarter of 2004, the Company generated $3,586,106.00 in operating revenues and a net profit of $528,230.00. During the second quarter of 2004, the Company generated $4,300,874.00 in operating revenues and a net profit of $843,567.00. As of the quarter ending June 30, 2004, we had outstanding indebtedness of approximately $3,554,000, the bulk of which is due for three items: First, the amount remaining due under the agreement for the purchase of Hamilton Aviation's assets, $1,374,425; second, $1,550,000 represents the amount owing relative to the purchase of World Jet ($1,250,000 was being held in an escrow account at June 30, 2004); and third, a note in the amount of $454,000, representing bonuses payable at our World Jet facility. As of October 5, 2004, the $1,374,425 for the purchase of Hamilton Aviation's assets has been paid as well as the $1,250,000 held in escrow upon consummation of the World Jet purchase in July 2004. As of June 30, 2004, Renegade, on a consolidated basis with wholly owned subsidiaries HAT and World Jet had two open obligations (1) $300,000.00 note owed from Renegade to Ralph Garcia as partial payment for the acquisition of World Jet Corporation; and (2) $174,000.00 note owed from World Jet to Ralph Garcia.

 Our ability to make payments of principal and interest on outstanding debt will depend upon our future operating performance, which will be subject to economic, financial, competitive and other factors, some of which are beyond our control. Our ability to repay our indebtedness is dependent on several factors: our continued ability to secure high profit margin jobs, more fully utilizing our capacities, creating a higher bottom line and consequently more cash; and our ability to establish revolving credit lines, which we can draw on as needed.

The current registration includes 12,715,386 shares of common stock of the Company that have been issued pursuant to a private placement exempt from registration with the SEC pursuant to Rule 506 under Regulation D as promulgated by the SEC pursuant to Section 4(2), and 18,632,694 shares of common stock of the Company issueable upon exercise of warrants. If all warrants are exercised, the number of shares of common stock the Company is registering (31,348,080) will represent 63.6% of the authorized and outstanding shares of common stock of the Company.


Unless otherwise indicated, "Renegade Venture", "we", "us" "our" refer to Renegade Venture (NEV.) Corporation and its subsidiaries.


                                    OFFERING


Securities Being Offered                12,715,386 shares of common stock (1)
                                        and up to 18,632,694 shares of common
                                        stock upon the exercise of all warrants
                                        (2).

Securities Issued                       30,650,386 shares of common stock were
and to be Issued                        issued and outstanding as of the date of
                                        this prospectus and an additional
                                        18,632,694 shares of common stock will
                                        be issued and outstanding if all
                                        warrants are exercised (3). Also see
                                        footnote (2)

Use of Proceeds                         We will not receive any proceeds from
                                        the sale of the private placement issue
                                        of (i) 9,600,000 shares of common stock
                                        by the selling shareholder, Barron
                                        Partners, (ii) 1,000,000 shares of
                                        common stock by selling shareholder
                                        Ralph Garcia; and (iii) 2,115,386 shares of common stock by selling shareholders
                                        Alpha, Stonestreet, Whalehaven and
                                        Greenwich. We will receive the proceeds
                                        from the exercise of any of the warrants issued to the selling shareholders
                                        Barron Partners, Whalehaven,
                                        Stonestreet, Greenwich, Alpha, JG
                                        Capital, Inc., Heza Holding and Grushko.
                                        See section entitled "Use of Proceeds".

--------------------------------------------------------------------------------

(1) 9,600,000 shares of common stock were issued to the selling shareholder, Barron Partners, pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933. A total of 2,115,386 shares of common stock were issued to selling shareholders as follows: Whalehaven Capital Fund Limited ("Whalehaven") 288,462 shares, Stonestreet Limited Partnership ("Stonestreet") 384,616 shares; Alpha Capital ("Alpha") 1,250,000 shares and Greenwich Growth Fund Limited "Greenwhich" 192,308 shares pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933. 1,000,000 shares of common stock were issued to selling shareholder Ralph Garcia pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 as partial compensation for the acquisition of World Jet Corporation.

(2) Warrants entitling the selling shareholder Barron Partners, JG Capital, Inc., Alpha Capital, Stonestreet Limited Partnership, Whalehaven Capital Fund Limited, Greenwich Growth Fund Limited, Heza Holding, Inc. and Grushko & Mittman, P.C. to an additional 18,632,694 shares of common stock upon the exercise of such warrants as follows: Barron Partners - warrants to purchase 7,200,000 shares of common stock at an exercise price of $0.68 per share and 7,200,000 shares of common stock at an exercise price of $1.36 per share; JG Capital, Inc. - warrants to purchase 720,000 shares of common stock at $0.34 per share, 95,192 shares of common stock at an exercise price of $0.52 per share, 540,000 shares of common stock at $0.68 per share, 47,597 shares of common stock at $1.00 per share, and 587,597 shares of common stock at $1.36 per share; ; Alpha Capital - warrants to purchase 625,000 shares of common stock at an exercise price of $1.00 per share and 625,000 shares of common stock at an exercise price of $1.36 per share; Stonestreet - warrants to purchase 192,308 shares of common stock at an exercise price of $1.00 per share and 192,308 shares of common stock at an exercise price of $1.36 per share; Whalehaven - warrants to purchase 144,231 shares of common stock at an exercise price of $1.00 per share and 144,231 shares of common stock at an exercise price of $1.36 per share; Greenwich - warrants to purchase 96,154 shares of common stock at an exercise price of $1.00 per share and 96,154 shares of common stock at an exercise price of $1.36 per share; Heza Holding, Inc. - warrants to purchase 31,731 shares of common stock at an exercise price of $0.52 per share, 15,865 shares of common stock at an exercise price of $1.00 per share, and 15,865 shares of common stock at an exercise price of $1.36 per share; Grushko & Mittman,P.C. - warrants to purchase 31,731 shares of common stock at an exercise price of $0.52 per share, 15,865 shares of common stock at an exercise price of $1.00 per share, and 15,865 shares of common stock at an exercise price of $1.36 per share.

(3) The amount of shares issued and outstanding will increase up to a maximum of 49,283,080 upon the exercise of all warrants. The amount of issued and outstanding shares includes 1.5 million shares of common stock issued to Seajay Holding which have been voided by the Company and for which the Company has filed a lawsuit against Seajay Holdings seeking a court order for the return of the 1.5 million shares (See "Legal Proceedings" section).

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. Before agreeing to buy, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus:

PROBLEMS IN THE AIRLINE INDUSTRY

Problems in the airline industry could adversely affect our business. Since our customers consist primarily of passenger and cargo air carriers and aircraft leasing companies, economic factors affecting the airline industry impact our business, though to a much lesser extent than it affects MROM firms that rely heavily on major airlines for business. When economic factors adversely affect the airline industry, they tend to reduce the overall demand for maintenance and repair services, causing downward pressure on pricing and increasing the credit risks associated with doing business with airlines. We cannot assure you that economic and other factors, which may affect the airline industry, will not adversely impact our business, financial condition or results of operations. Such adverse effects in the airline industry, can also adversely affect our aircraft parts sales business conducted by our wholly owned subsidiary, World Jet. Any event or occurrence which adversely impacts the aircraft maintenance industry will also adversely impact the aircraft parts sales industry because aircraft parts sales are directly related to the demand for maintenance of aircraft.

INCREASING COST OF JET FUEL

The potential for increasing costs in jet fuel prices may adversely affect our business. The price of jet fuel affects the maintenance and repair markets, since older aircraft, which consume more fuel and which account for most of our maintenance and repair services business, become less viable as the price of fuel increases.

TERRORIST ATTACKS

The events of September 11th have had a negative impact on the airline industry in general, and thereby indirectly on us. Factors arising (directly or indirectly) from these terrorist attacks which could affect our business may include: (i) the impact of these terrorist attacks and the impact in declines in air travel as a result of these terrorist attacks on the financial condition of one or more of our airline customers, (ii) possible increases in jet fuel prices as a result of events relating to these terrorist attacks, (iii) potential reductions in the need for aircraft maintenance due to declines in airline travel and cargo business and (iv) the adverse effect these terrorist attacks, or future events arising as a result of these terrorist attacks, on the economy in general.

AVIATION INDUSTRY IS SUBJECT TO HEAVY GOVERNMENT REGULATION

The aviation industry is highly regulated by the FAA in the United States and by similar agencies in other countries. We must be certified by the FAA, and in some cases authorized by the original equipment manufacturers, in order to repair aircraft components and to perform maintenance and repair services on aircraft. Commercial jets, like any other complex vehicles, require periodic maintenance to allow for their safe and economical operation. Unlike many vehicles, the repair and modification of such aircraft is highly regulated by the various aviation authorities in each country of operation around the world.

In the United States, the Federal Aviation Administration (FAA) regulates the manufacture, repair, overhaul and operation of all aircraft and aircraft equipment operated in the U.S. pursuant to the Federal Aviation Regulations
(FARs). The FAA must certify each authorized repair station, and certified facilities are issued an Air Agency Certificate. Each certificate contains ratings and limitations that specifically authorize the repair station to only perform certain types of services on specific makes and models of aircraft. FAA regulations are designed to ensure that all aircraft and aircraft equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All aircraft must be maintained under a continuous condition-monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and aircraft equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. We closely monitor the FAA and industry trade groups in an attempt to understand how possible future regulations might impact us.

There is no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, will not materially adversely affect our business, financial condition or results of operations.

Further, our operations are also subject to a variety of worker and community safety laws. In the United States, the Occupational Safety and Health Act mandates general requirements for safe workplaces for all employees. Specific safety standards have been promulgated for workplaces engaged in the treatment, disposal or storage of hazardous waste. We believe that our operations are in material compliance with health and safety requirements under the Occupational Safety and Health Act.

DEPENDENCE ON A SMALL NUMBER OF CUSTOMERS

For the partial year ended December 31, 2002, our 2 largest continuing customers accounted for approximately 80% of our total revenues, and our largest continuing customer accounted for approximately 43% of total revenues. For the year ended December 31, 2003, our 2 largest continuing customers accounted for 35.6% of our total revenues and our largest continuing customer accounted for approximately 25.3% of total revenues. Five customers accounted for 74.2% of our total 2003 revenue. The broadening of our customer base has spread the risk associated with the failure of a significant customer. Efforts are continually being made to broaden our customer base and we expect to further reduce this risk during 2004. While the relative significance of customers varies from period to period, the loss of, or significant curtailments of purchase of our services by, one or more of our significant customers at any time could adversely affect our revenue and cash flow. The customers upon which Company relies for 10% or more of its revenue as of the quarter ending June 30,2004 are as follows:

HAT                                                 WORLD JET

                                   Percentage                      Percentage
Customer                           of Revenue       Customer       of Revenue
--------                           ----------       --------       ----------

Falcon Air Express                     25.3%          HAT             14%

Aero Micrnesia, Inc.                   21.8%       AM Trading         10%

Jetran International Ltd.              21.3%

World Jet's two largest customers through the quarter ended June 2004 were HAT and AM Trading and they accounted for 24% of World Jet's total revenue through this period. HAT, Renegade's other wholly owned subsidiary accounted for 14% of this revenue. Since HAT and World Jet now operate as wholly owned subsidiaries of Renegade and HAT represents 14% of World Jet's revenue, any significant adverse events that affect HAT and Renegade will also adversely impact World Jet. Likewise, any significant curtailment in purchases of aircraft parts by one or more of World Jet's significant customers could adversely affect World Jet's revenues and cash flow.

LEASE OF PROPERTY

Renegade's wholly owned subsidiary, Hamilton Aviation Technologies, Inc. ("HAT"), is currently conducting operations on leased property at the Tucson International Airport. The lease was initially executed on April 1, 2003. The lease is month to month and permits HAT to apply for a multi year lease. The lease was initially drafted on a month to month basis because HAT lacked the necessary capitalization required by the Tucson International Airport Airport Authority for a multi year lease. This lack of capitalization was due to the fact that a third party defaulted on a 1.5 million dollar debenture intended to properly capitalize HAT; and upon such default, the Tucson International Airport Authority required a month to month lease until HAT became properly capitalized. As a consequence of the private placement of securities under a Rule 506, Regulation D offering which, in part, is the subject of this registration, Renegade's wholly owned subsidiary, HAT, now meets the capitalization requirements of the Tucson International Airport Authority for a multi-year lease.

RISK OF OPERATING IN ONE LOCATION

Renegade conducts more than 90% of its operations through its two wholly owned subsidiaries, HAT and World Jet, at 6901 and 6900 South Park Avenue, Tucson, Arizona respectively. While World Jet serves as HAT's parts supply facility for aircraft parts at 6900 South Park Avenue Tucson, Arizona, and accounts for
15.52 % of Renegade's total revenue, the repair and maintenance operation of HAT located at 6901 South Park Avenue, Tucson, Arizona comprises approximately 80% of Renegade's revenue. By having only one location for aircraft repair and maintenance HAT is at risk of temporary or permanent cessation of all operations should HAT encounter an event which renders its facility unusable for any period of time or HAT encounters any issues or problems related to the use of the facility at this location.

Although World Jet represents only 15.52% of Renegade's operations, World Jet operates out of only one location in Tucson, Arizona and cessation of operation at this location due to events which render the facility unusable for any period of time will correspondingly adversely impact Renegade's operations and revenue stream. Since World Jet maintains all of its parts inventory at this one location, any damage to or destruction of this facility and/or the inventory will also adversely impact the Company.

UNDERCAPITALIZATION

From its inception through the fiscal year ending December 2003, HAT incurred operating losses and was undercapitalized. This undercapitalization is a direct result of a failed debenture financing agreement between HAT and various investors including Seajay Holdings, LLC (See detailed explanation under "Legal Proceedings"). As a consequence of this failed debenture capitalization, HAT remained under capitalized through December 2003. During the first two quarters of 2004, HAT has operated at a net profit of $528,230.00 and $843,567.00 respectively and received equity financing in May 2004 in the amount of $3,264,000.00 from selling shareholder Barron Partners, LP and $1,100,000.00 in September 2004 from selling shareholders Alpha, Stonestreet, Whalehaven, and Greenwich. HAT's profitability in 2004 in conjunction with the receipt of $4,364,000.00 in equity financing has caused HAT to become properly capitalized.

STATUS AS A GOING CONCERN

The Company operating through its wholly owned subsidiaries, HAT and World Jet, engages in business operations solely related to the aviation industry. Any problems in the airline/aviation industry may have an adverse impact on our operations and ability to operate as a going concern. Any terrorist incidents, increases in the price of Jet fuel, or other economic factors which adversely impact the airline/aviation industry could effect our ability to operate as a going concern. Moreover, any events which may adversely impact our ability to continue operations at our facilities at Tucson, Arizona could also adversely affect our ability to operate as a going concern. The Company has also incurred an overall loss since May of 2002 and there is a risk based upon these losses as to whether or not the Company will be able to continue to operate as a going concern.

IMPACT OF BEING AN OTC BULLETIN BOARD STOCK

Renegade's common stock is quoted on the OTC Bulletin Board and is traded in the over-the-counter markets. Unless and until our common shares become quoted on the NASDAQ system or listed on a national securities exchange, we may at any time be subject to the "penny stock" provisions of the Exchange Act and applicable SEC rules. At any time when the market price of our common stock is below $5.00 per share, our common stock may be deemed to be a penny stock. In that event, our common stock will be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For transactions covered by the penny stock rules, the broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the SEC. So long as Renegade's common shares are considered "penny stocks", many brokers will be reluctant or will refuse to effect transactions in Renegade's shares, and many lending institutions will not permit the use of penny stocks as collateral for any loans. This could have an adverse effect on the liquidity of our common stock.

OUR COMMON STOCK IS THINLY TRADED AND OUR STOCK PRICE MAY BE MORE VOLATILE THAN THE MARKET IN GENERAL

Because our common stock is thinly traded, its market price may fluctuate significantly more than the stock market in general or the stock prices of similar companies, which are exchanged, listed or quoted on NASDAQ. Our public float is approximately 7,200,000 shares, thus our common stock will be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger

SINCE BECOMING A PUBLIC COMPANY, WE HAVE NEVER PAID DIVIDENDS.

Since becoming a public company in September 1997, we have never paid any cash dividends, and we do not anticipate paying cash dividends in the foreseeable future.

RELIANCE ON EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our continued success depends significantly upon the services of our executive officers and upon our ability to attract and retain qualified personnel in all of our operations. While we have or are issuing employment agreements with each of our executive officers and certain of our key employees, most of our employees are employed on an at-will basis. The loss of one or more of our executive officers and of a significant number of our other employees without capable replacements could materially adversely affect our business, financial condition or results of operations.

COMPETITION

The airline industry and the markets for our products and services are extremely competitive, and we face competition from a number of sources. Our competitors are other companies providing MROM services. Certain of our competitors are currently experiencing financial difficulties, and some or all of them may respond to their financial difficulties by reducing prices on their services to increase or retain market share. Any material deterioration in our financial condition is likely to affect our ability to compete with price-cutting by our competitors. Some of our competitors have substantially greater financial and other resources than us. We cannot assure you that competitive pressures will not materially adversely affect our business, financial condition or results of operations.

PRODUCT LIABILITY

Our business exposes us to possible claims for personal injury or death, which may result from the failure of an aircraft or an aircraft part repaired or maintained by us or from our negligence in the repair or maintenance of an aircraft or an aircraft part. While HAT maintains what we believe to be adequate liability insurance to protect us from claims of this type, based on our review of the insurance coverage maintained by similar companies in our industry, we cannot assure you that claims will not arise in the future or that our insurance c overage will be adequate. Additionally, there can be no assurance that insurance coverage can be maintained in the future at an acceptable cost. Any liability of this type not covered by insurance could materially adversely affect our business, financial condition or results of operations.

SUSCEPTIBILITY TO OTHER LIABILITY CLAIMS

Our business exposes us to possible claims for personal injury or death, which may result if we were negligent in repairing or overhauling an airplane. We cannot assure you that claims will not arise in the future or that our insurance coverage will be adequate to protect us in all circumstances. Additionally, we cannot assure you that we will be able to maintain adequate insurance coverage in the future at an acceptable cost. Any liability claim not covered by adequate insurance could materially adversely affect our business, financial condition or results of operations.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Offering and exercise of all warrants, the Company will have outstanding 49,283,080 shares of Common Stock. Of these shares, the Common Stock sold in the Offering will be freely tradable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The Company, its executive officers, directors and stockholders, have agreed that, for a period of 180 days from the date of this Prospectus, they will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase or otherwise transfer or dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, subject to certain exceptions. The sale of a substantial number of shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and/or impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

PRICE VOLATILITY

The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. From time to time in recent years, the securities markets have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.

IMPACT OF WARRANT EXERCISE ON MARKET

In the event of the exercise of a substantial number of warrants within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of our common stock in the trading market could substantially affect the market price of our common stock.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE DEPRESSED BY FUTURE SALES

Future sales of our common stock, or the perception that these sales could occur, could adversely affect the market price of our common stock. We cannot assure you as to when, and how many of, the shares of our common stock will be sold and the effect these sales may have on the market price of our common stock. In addition, we may issue additional shares of common stock in connection with possible future acquisitions or other transactions. Although these securities may be subject to regulatory or contractual resale restrictions, as these restrictions lapse or if these shares are registered for sale to the public, they may be sold to the public. In the event we issue a substantial number of shares of our common stock, which subsequently become available for unrestricted resale, there could be a material adverse effect on the prevailing market price of our common stock.

                           FORWARD LOOKING STATEMENTS

This report contains certain forward-looking statements and information relating to Renegade Venture (NEV) Corporation "Renegade" and its wholly owned subsidiaries Hamilton Aerospace Technologies Inc. ("HAT") and World Jet Corporation , ("World Jet") that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this report, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions, as they relate to Renegade, HAT, World Jet, or its management, are intended to identify forward-looking statements. These statements reflect management's current view of Renegade, HAT and World Jet concerning future events and are subject to certain risks, uncertainties and assumptions, including among many others relating to our results of operations: competitive factors, shifts in market demand, and other risks and uncertainties (including those described under "Risk Factors" below and elsewhere in this\report), our ability to generate sufficient working capital to meet our operating requirements and service our indebtedness, our ability to refinance our secured debt, or to convert such debt to equity, maintaining good working relationships with our vendors and customers, our ability to attract and retain qualified personnel, future terrorist-related activities, economic factors that affect the aviation industry, changes in government regulation, increases in fuel prices, and the overall economy.

                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of (i) 9,600,000 shares of common stock offered through this prospectus by the selling shareholder Barron Partners; (ii) the 2,115,386 shares of common stock offered through this prospectus by selling shareholders Whalehaven, Alpha, Stonestreet, or Greenwich; or (iii) the 1,000,000 shares of common stock offered through this prospectus by selling shareholder Ralph Garcia. We will receive the proceeds from the exercise of any warrants issued to selling shareholders Barron Partners, JG Capital, Inc.. Whalehaven, Alpha, Stonestreet., Greenwich, Heza Holdings or Grushko. These proceeds, if all warrants are exercised, will amount to $18,800,266.16. The intended use of these proceeds will be for working capital, acquisition of assets and acquisitions of businesses.


                                 DIVIDEND POLICY

The Company does not intend to pay any cash dividends with respect to its Common Stock in the foreseeable future, Rather, the Company intends, after the consummation of the Offering, to retain its earnings, if any, for use in the operation of its business.

                                    DILUTION


The Company is a reporting Company. Dilution to our existing shareholders will occur should the selling shareholders exercise the warrants. If the selling shareholders exercise any of the warrants dilution may occur to the extent of such exercise. If all warrants are exercised, selling shareholder, Barron Partners, will own 49% of the issued and outstanding common stock of the Company; selling shareholder Alpha will own 5.1% of the issued and outstanding common stock of the Company; selling shareholder Stonestreet will own 1.57% of the issued and outstanding common stock of the Company; selling shareholder Whalehaven will own 1.18% of the issued and outstanding common stock of common stock of the Company; selling shareholder Greenwich will own .7% of the issued and outstanding common stock of the Company; selling shareholder JG Capital, Inc. will own 4.07% of the issued and outstanding common stock of the Company; selling shareholder Heza Holdings will own 0.01%at the issued and outstanding common stock of the company; and selling shareholder Grushko will own 0.01% of the issued and outstanding common stock of the Company. The selling shareholders, Barron Partners, Alpha, Stonestreet, Whalehaven and Greenwich also have preemptive rights/rights of first refusal with respect to all shares held or acquired whereby each such investor shall have the right to participate in any equity or debt convertible into equity or equivalent financing, by the Company on a pro rata basis at 100 percent (100%) of the offering price, provided that the price of such financing is not less than $0.68 per share. If the price is less than $0.68 per share, then each investor shall have the right to invest at 80% of such price. The selling shareholders, Heza Holdings, Grushko, Ralph Garcia and JG Capital, Inc., do not have any such preemptive rights. The Company has also adopted the following stock option and stock compensation plans for directors, officers and employees of Renegade and HAT:
(i) 2002 Compensatory Stock Option Plan for directors and officers of Renegade and HAT which has reserved a maximum of 3,000,000 shares of common stock of which 1,920,000 shares of common stock remain available to be issued; and (ii) 2003 Employee Stock Compensation Plan for employees of HAT which has reserved a maximum of 5,000,000 shares of common stock of which 2,800,000 shares of common stock remain available to be issued.


                              SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 31,348,080 shares of common stock offered through this prospectus. The shares include the following:


1. 9,600,000 shares of our common stock that selling shareholder, Barron Partners, acquired from us in an offering that was exempt from registration pursuant to Section 4(2) as amended of the Securities Act of 1933 and completed on May 31, 2004; 2,115,386 shares of our common stock that the selling shareholders Whalehaven, Stonestreet, Alpha and Greenwich acquired from us in an offering that was exempt from registration pursuant to
     Section 4(2) as amended of the Securities Act of 1933 and completed on September 3, 2004; 1,000,000 shares of our common stock that the selling shareholder Ralph Garcia acquired from us in an offering that was exempt from registration pursuant to Section 4(2) as amended of the Securities Act of 1933 as partial consideration for the purchase of World Jet; 14,400,000 shares of our common stock that selling shareholder, Barron Partners, may receive pursuant to warrants issued in conjunction with the issue of 9,600,000 shares of Common Stock on May 31, 2004; 1,990,386 shares of our common stock selling shareholder, JG Capital, Inc., may receive pursuant to warrants; 1,250,000 shares of our common stock selling shareholder Alpha may receive pursuant to warrants; 384,616 shares of our common stock selling shareholder Stonestreet may receive pursuant to warrants; 288,462 shares of our common stock selling shareholder Whalehaven may receive pursuant to warrants; 192,308 shares of our common stock selling shareholder Greenwich may receive pursuant to warrants; 63,461 shares of our common stock selling shareholder Heza Holdings may receive pursuant to warrants; and 63,461 shares of our common stock selling shareholder Grushko may receive pursuant to warrants.


The following table provides as of October 5, 2004, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.   The number of shares owned by each prior to this offering;

2.   The total number of shares that are to be offered for each;

3. The total number of shares that will be owned by each upon completion of the offering;

4.   The percentage owned by each; and

5.   The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 49,283,080 shares outstanding upon the exercise of all warrants.

 Name of                   Shares         Total of         Total        Percent
 Selling Shareholder     Owned Prior       Shares         Shares         Owned
                           To This         Offered         After         After
                          Offering        For Sale       Offering      Offering
--------------------------------------------------------------------------------

Barron Partners          9,600,000       24,000,000        0               0

JG Capital, Inc.         0                1,990,386        0               0

Ralph Garcia             1,000,000        1,000,000        0               0

Alpha                    1,250,000        2,500,000        0               0

Stonestreet                384,616          769,232        0               0

Whalehaven                 288,462          576,924        0               0

Greenwich                  192,308          384,616        0               0

Heza Holding, Inc.       0                   63,461        0               0

Grushko                  0                   63,461        0               0


To our knowledge, none of the selling shareholders:

1. Has had a material relationship with Renegade Venture (NEV.) Corporation or Hamilton Aerospace Technologies, Inc. other than as a shareholder as noted above at any time within the past three years; or

2. Has ever been an officer or director of Renegade Venture (NEV.) Corporation or Hamilton Aerospace Technologies, Inc..


                              PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions, including block transactions:

1. on such public markets or exchanges as the common stock may from time to time be trading;

2.   in privately negotiated transactions;

3.   through the writing of options on the common stock;

4.   in short sales; or

5.   in any combination of these methods of distribution.

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The sales price to the public may be:

1.   the market price prevailing at the time of sale;

2.   a price related to such prevailing market price; or

3. such other price as the selling shareholders determine from time to time. The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders also may have distributed, or may distribute, shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. not engage in any stabilization activities in connection with our common stock;

2. furnish each broker or dealer through which common stock may be offered, such copies of this prospectus amended from time to time, as may be required by such broker or dealer; and

3. not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

                                LEGAL PROCEEDINGS


On June 29, 2004, the Company initiated a lawsuit against Corwin Foster and Jane Doe Foster, husband and wife, and Seajay Holdings, LLC a Michigan Limited Liability Company (the "Defendants") in the United States District Court for the District of Arizona requesting entry of a judgment for the return of 1,500,000 shares of common stock. Renegade and HAT have asserted claims that Corwin Foster (who is the sole shareholder and president of Seajay Holdings) and Seajay Holdings acquired 1,500,000 shares of common stock of Renegade as part of a Stock Exchange Agreement without remitting any consideration for the receipt of such common stock. The Company is pursuing the return of these shares because the Defendants failure to remit the agreed upon consideration for the receipt of the shares. This lawsuit emanates from a stock exchange agreement for April 2002 whereby Old Mission Assessment ("OMAC") agreed to provide HAT financing and capital for its newly established business. OMAC and its officers Corwin Foster and others, entered into two debenture related agreements on April 15, 2002 whereby OMAC agreed to pay to HAT the sum of $1,500,000.00 under each debenture agreement on or before July 15, 2002. In consideration of this agreement HAT agreed to provide to various investing parties, including Corwin Foster's entity Seajay Holdings, shares of stock of HAT. On or about April 30, 2002, RDVN acquired HAT in a stock exchange thereby entitling the investing parties, including Corwin Foster's entity Seajay Holdings, to RDVN stock in consideration for the $3,000,000.00 investment. Seajay Holdings acquired 1,500,000 shares of common stock of RDVN pursuant to this transaction. Although RDVN stock was issued to the investors, including Corwin Foster's entity Seajay Holdings, HAT/RDVN only received $400,535.00 of the agreed upon $3,000,000.00 to be paid paid pursuant to the debenture agreements. Since payment in full was never received by RDVN for the shares of common stock issued as consideration for the debenture agreements, RDVN was able to secure the return of all common stock issued in connection with the debenture agreements except the 1,500,000 shares of common stock issued to Corwin Foster's entity Seajay Holdings. RDVN has agreed to return the $400,535.00 of the agreed upon $3,000,000.00 received pursuant to the debenture agreements and has placed this sum in escrow.

Although RDVN has made repeated demands upon Corwin Foster and Seajay Holdings to return the 1,500,000 shares of common stock, Corwin Foster and Seajay Holdings have failed and refused to return such stock. As a consequence of Corwin Foster's and Seajay Holdings failure to return the common stock received, RDVN initiated legal proceedings for damages in the amount of no less than $1,000,000.00 plus interest and fees; the return of the 1,500,000 shares of common stock; and punitive damages in the amount of $10,000,000.00.


World Jet is not involved in any legal proceedings.


                    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS,
                               AND CONTROL PERSONS

The Directors and Officers of Renegade Venture, all of those whose one year terms will expire May 2005, or at such a time as their successors shall be elected and qualified are as follows:
                                                        Date             Term
Name & Address         Age      Position                First Elected    Expires
--------------------------------------------------------------------------------
Ian Herman             57       Chairman/CEO/Director      5/02           04/05

John Sawyer            38       Director & President       5/02           04/05

Gordon Hamilton        50       Director                   5/02           04/05

Alfredo Mason          43       Director                   5/04           04/05

Lawrence Mulcahy       55       Director                   5/04           04/05


Each of the foregoing persons may be deemed a "promoter" of the company, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

No Executive Officer or Director of the corporation is the subject of any pending legal proceedings.

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Resumes

Ian Herman: From 1995-2000, Mr. Herman was Chairman and a Board Member for the British government handling major inward investments into the United Kingdom as well as administering and evaluating projects in diverse industries totaling more than $200,000,000.00. During his tenure with the British government, Mr. Herman was awarded the Freedom of the City of London in recognition of his services. During the period of 1990-1999, Mr. Herman was the Chief Executive Officer of his own accounting and business consulting business specializing in publishing, healthcare, telecommunications, airlines, manufacturing and information technology. From 1988-1990 Mr. Herman was Chairman and Chief Executive Officer for British World Airways Limited where he took the group from losses of over $3,000,000.00 to profits in excess of $3,000,000.00.


John B. Sawyer: President, Chief Operating Officer and Director. From 1998 through May 6, 2002, John Sawyer was Chief Operating Officer of Hamilton Aviation, Inc. From 1996 until 1997, Mr. Sawyer was president of Matrix Aeronautica S.A. de C.V., a Mexican repair station located in Tijuana, Baja California. John received an A.A. in Aerospace Engineering from the University of Texas (Austin). In 1986 John joined Pan American World Airways based in Berlin, Germany. Subsequent to that he worked as a Production Foreman at Raytheon, a Quality Control Supervisor at TIMCO, a Heavy Maintenance Representative for World Airways, and Director of Quality Control at Federal Express Feeder.

Gordon D. Hamilton: Director. Gordon is the son of Hamilton Aviation founder, Gordon B. Hamilton, and literally grew up in the aviation business. Mr. Hamilton joined Hamilton Aviation full time as Vice President, Marketing after graduating with honors from the University of Chicago in 1978 with a BA in Tutorial Studies. Gordon became President and Chief Executive Officer of Hamilton Aviation in 1993; a position that he held until joining Hamilton Aerospace in 2003.

Alfredo Alejandro Mason: Director. From 1983 - 1986 Mr. Mason was the Director of Administration and Engineering for Pan Aviation Airlines. From 1986 - 1988 Mr. Mason was the Senior Account Executive for the Aviation and Aerospace Division of Marsh & McLennan. From 1988 - 1990 Mr. Mason was the Director of Aviation and Aerospace for Sedgwick James. From 1990 - Present Mr. Mason was the founder of and currently serves as the President and CEO of Southeast Marine and Aviation Insurance. Mr. Mason attended Embry-Riddle Aeronautical University where he majored in Aeronautical/Aerospace Engineering and also attended the University of Miami where he studied International Finance and Insurance.

Lawrence Mulcahy: Director. Since 1988, Mr. Mulcahy has served as the President of L.L. Industries, d/b/a Davis Kitchens. Davis Kitchens is a wholesale distributor of cabinetry for commercial and residential use. Since 1994, Mr. Mulcahy has served as the President of Becker Specialties and Manufacturing in Tucson, AZ, a manufacturer of plastic laminate countertop blanks. Mr. Mulcahy has also been a partner in Davis Kitchens since 1994. Mr. Mulcahy received his B.S. in Economics from the University of Arizona and was a member of the United States Air Force prior to attending college.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth information on the ownership of the company's voting securities by Officers, Directors and major shareholders as well as those who own beneficially more than five percent of the company's issued and outstanding common stock through the most current date - October 5, 2004:

Title of Class        Name                      Amount             Percent Owned
--------------------------------------------------------------------------------
Common                Perugia Design            2,000,000              6.52%
                      1904 East 4th St.
                      Tucson, AZ 85719

Common                Officers/Directors        5,590,000             18.24%
                      6901 S. Park Ave.
                      Tucson, AZ 85706

Common                Barron Partners, LP       9,600,000             31.32%
                      730 Fifth Ave.
                      9th Floor
                      New York, NY 10019

                            DESCRIPTION OF SECURITIES

The company's Certificate of Incorporation authorizes the issuance of 50,000,000 Shares of Common Stock, .001 par value per share and 5,000,000 shares of preferred stock. On May 17, 2004, the Company cancelled all authorized shares of preferred stock. There is no preferred stock outstanding. The board of directors retains the right to issue shares of preferred stock and determine the rights associated with the preferred stock including, but not limited to rate of dividends; voting rights; priority; rights in liquidation; and any other privileges. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Barron Partners, Alpha , Stonestreet, Whalehaven , and Greenwich are the only holders of Common Stock that have preemptive or rights of first refusal with respect to such shares.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the legality of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

        DISCLOSURE OF COMMISSION POSITION FOR SECURITIES ACT LIABILITIES

Renegade's By-Laws allow for the indemnification of company Officers and Directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                       ORGANIZATION WITHIN LAST FIVE YEARS

Renegade was incorporated in Nevada on September 5, 1997 as a holding company. Renegade was formed as a holding company to establish, maintain and administer the equity and debt funding of any acquired subsidiaries as well as maintaining such capitalization of any subsidiaries. In April 2002, Renegade issued 3,000,000 shares of common stock to LogiCapital in a stock for stock exchange of Johnstone SoftMachine ("JSM") a Colorado Corporation that never existed past the development stage. JSM held a data license, but Renegade never exploited such data license and no revenue was generated therefrom as Renegade chose to focus its efforts entirely in the aircraft maintenance, repair and overhaul industry. On May 2, 2002, Renegade acquired newly formed Hamilton Aerospace Technologies, Inc., a Delaware corporation ("HAT") in a stock-for-stock exchange. On July 15, 2004 (effective as of January 1, 2004), Renegade acquired World Jet Corporation, a privately owned Nevada corporation, located at 6900 S. Park Ave., Tucson, AZ 85706 ("World Jet") pursuant to a stock purchase agreement. World Jet is an aircraft parts sales and aircraft parts brokerage facility servicing aircraft operators, aircraft leasing companies and MROM facilities

                             DESCRIPTION OF BUSINESS

Renegade Venture (NEV.) Corporation ("Renegade") is a public company that trades in the U.S. over-the-counter market. Our common stock is quoted on the OTC Bulletin Board under symbol RDVN. Renegade was formed as a holding company to establish, maintain and administer the equity and debt funding of any acquired subsidiaries as well as maintaining such capitalization of any subsidiaries. We are a holding company, and over 90% of our operations are currently conducted by our two operating subsidiaries, Hamilton Aerospace Technologies, Inc. ("HAT") which accounts for approximately 80% of Renegade's revenue and World Jet Corporation ("World Jet"), which accounts for approximately 15% of Renegade's revenue. Although a majority of Renegade's business is conducted by it's wholly owned subsidiaries, HAT and World Jet, Renegade does report some revenue and operating expenses which represents less than 10% of the overall consolidated revenue, expenses and assets of Renegade on a stand alone basis. The operating expenses incurred by Renegade are for administrative, legal and accounting functions associated with Renegade managing the shares of it's wholly owned subsidiaries as well as all activities related to capitalizing and maintaining adequate capitalization levels for it's subsidiaries. The only revenue that has been reported by Renegade is revenue derived from a contract with Mesa Airlines beginning in the third quarter of 2003 and represents the first revenue produced by the parent Company (Renegade) since consolidation with HAT. This work is performed by HAT, but booked to Renegade because the customer wanted to contract directly with HAT's parent (Renegade) rather than with the wholly owned subsidiary (HAT).

HAT was organized on April 5, 2002 and World Jet was organized on April 22, 1997. Unless otherwise specified, the operations discussed below pertain to operations of HAT since its inception on April 5, 2002 and the operations of World Jet since January 1, 2004. On May 2, 2002, Renegade acquired newly formed Hamilton Aerospace Technologies, Inc., a Delaware corporation ("HAT") in a stock-for-stock exchange. HAT was formed on April 5, 2002, and began operations on April 15, 2002 to create a provider of aircraft maintenance, repair, overhaul ("MRO") services to owners and operators of Transport Category commercial jet aircraft. Its customers are all aircraft operators, including passenger and cargo air carriers, and aircraft leasing companies. On July 15, 2004, (effective as of January 1, 2004), Renegade acquired World Jet Corporation, a privately owned Nevada corporation, located at 6900 S. Park Ave., Tucson, AZ 85706 ("World Jet") pursuant to a stock purchase agreement. World Jet is an aircraft parts sales and aircraft parts brokerage facility servicing aircraft operators, aircraft leasing companies and MROM facilities.

HAMILTON AEROSPACT TECHNOLOGY, INC. ("HAT")
-------------------------------------------

HAT is an aircraft repair station licensed by the Federal Aviation Administration (FAA) and by the Joint Aviation Authority of the European Economic Community (JAA). Its MRO services include maintenance, repair, overhaul and modification of narrow-body Transport Category aircraft; repair and overhaul of aircraft components and aircraft interiors. Our major modification services include the conversion of passenger aircraft to freighter configuration and technical support for third party modification programs.

While the airlines and large leasing operators get the lion's share of attention, MRO facilities such as HAT are companies in the aviation industry that provide services for the following reasons:

     First, no modification or repair can be made to any aircraft, nor can any parts be installed, inspected or certified, except by FAA or similarly certified repair facilities.

     Second, aircraft require regular inspection and maintenance in accordance with FAA or similar regulations and must regularly visit repair stations.

     Third, operators frequently rely on repair stations to obtain parts for them, and many operators rely on repair stations entirely to manage their parts usage.

     Fourth, when operator customers have planes to be torn down and parted out, or parts inventories to be disposed of, repair stations are often called upon to do the work and find buyers for the parts.

     Fifth, because of their closeness to their operator customers, repair stations often are the first to learn of bargains on parts inventories and aircraft.

     Sixth, repair stations can avoid many of the effects of aviation downturns because air fleets still must undergo scheduled maintenance irrespective of industry conditions. Even in a severe downturn when large numbers of aircraft are parked, aircraft storage can still be a profit center for repair stations.

     Seventh, HAT's extensive working relationships with aircraft leasing companies, airlines, subcontractors and vendors provides the foundation for identifying and evaluating further asset and company acquisitions.

OPERATIONS

HAT holds FAA Air Agency Certificate #HOCR426X ("FAA Certificate") as an authorized and approved FAA repair station, which permits HAT to service narrow body large commercial jet aircraft. This certificate allows HAT the following ratings: Instrument, Accessory, Limited Airframe, and Limited Engine for the following aircraft (with certain limitations for each rating and aircraft):

RATING            MANUFACTURER          MAKE/MODEL
------            ------------          ----------
Airframe          Boeing                B-727-100-200 - All Series
                  Boeing                B-737-100/200/300/400/500 - All Series
                  Douglas               DC-8 - All Series
                  Douglas               DC-9 - All Series
Power Plant       Pratt & Whitney       JT-3D
                  Pratt & Whitney       JT-8D
                  General Electric      CFM-56

NON-DESTRUCTIVE INSPECTION, TESTING AND PROCESSING

HAT is inspected regularly by the FAA for conformity to federal regulations and consistently passes those inspections with no significant discrepancies. Weekly visits by the primary maintenance inspector (PMI) from the FAA provide continuous monitoring of all HAT activities. HAT maintains a working relationship with the FAA staff and all work is carried out according to the standards and requirements of the FARs.

HAT also holds an equivalent certificate in the European Economic Community, JAA Agency No. JAA.5903. Without the JAA certificate, HAT would not be allowed to work on aircraft that operate in European Economic Community ("EEC") airspace. Both certificates are in good standing. Licensure and regulation of aviation companies is almost exclusively federal in nature.

Quality Assurance (which includes Quality Control and Inspection) and Production functions are separate and distinct at HAT, as required by the FAA, and the management of each is autonomous from the other, as federal law requires. Upon completion, all work will have been fully documented as to the materials used, parts and labor applied, and conformity to the approved data and FARs.

MRO Services

HAT is a full service aviation maintenance and modification repair facility that primarily performs heavy maintenance and component overhaul of large narrow body jets, such as the Boeing 727, 737, DC9 and MD80 series aircraft, and regional jets, such as the Canadair CRJ 100s, 200s, 700s, 900s, and Embraer ERJ 145s. HAT has extensive engine hush-kit experience including Federal Express and Raisbeck kits for Boeing 727 aircraft, ABX kits for DC9 aircraft, as well as Nordam and Av Aero kits for Boeing 737 aircraft. Below is a brief description of HAT's core services:

----- -------------------------------------------------------------------------
o     Routine minor and major maintenance (phase checks A, B, C and D)
----- -------------------------------------------------------------------------
o     Corrosion control and prevention programs
----- -------------------------------------------------------------------------
o     Structural inspections
----- -------------------------------------------------------------------------
o     Avionic upgrades
----- -------------------------------------------------------------------------
o     Interior reconfiguration and refurbishment
----- -------------------------------------------------------------------------
o     Strip and paint services to operators' livery requirements
----- -------------------------------------------------------------------------
o     Comprehensive systems and structural modifications
----- -------------------------------------------------------------------------
o     Flight test support
----- -------------------------------------------------------------------------
o     Component overhaul
----- -------------------------------------------------------------------------

HAT provides services for each aircraft under a Maintenance and Service Agreement (MSA) with each operator. These contracts are generally fixed-price labor-only, with a cap on hours expended on unforeseen repairs. Parts are either provided by the operator or can be procured by HAT and resold to the operator. Delivery of the aircraft to and from HAT's facility are at the operator's cost and risk, and HAT requires each operator to execute a Final Acceptance and Release which acknowledges that the services have been performed properly, that the commercial aircraft is airworthy, and which, apart from contractual warrantees, releases HAT from any financial or legal responsibility with respect to the aircraft and services. With certain long-term customers such as Jetran International, Pegasus, Falcon Air and Custom Air, HAT has entered into a General Terms Agreement, which is an umbrella agreement that covers the general framework for all services HAT expects to render to the customer.

HAT is qualified to perform all levels of maintenance service from pre-flight checks up through complete major overhauls ("D" checks). Because of its low overhead structure and the experience of its employees, HAT is widely recognized throughout the industry as a provider of cost-effective, quality maintenance services for Boeing 727 and 737 and DC9/MD80 aircraft. HAT is now building its reputation in the newly entered regional jet maintenance market and intends to add Boeing 757 aircraft to it certification.

In addition to scheduled maintenance services, HAT also offers refinishing, painting and return-to-service maintenance. HAT also offers numerous related services, such as worldwide commercial aircraft pre-purchase inspection and appraisal services, post-purchase configuration, maintenance and operational program development, post-contract and post-lease condition assessment, commercial aircraft accident assessment and recovery, flight line maintenance, termination of lease recovery, and aircraft storage and storage maintenance.

Component Overhaul:

In order to better support its aircraft maintenance operations, HAT has been developing its component overhaul capabilities. HAT performs maintenance, repair and overhaul of airframe components, including fairing panels, nacelle systems and exhaust systems, and refurbishes aircraft interior component

Modification Services:

The pace of technological advancement in the commercial aircraft industry, including new developments in aerodynamics, metallurgy, composite materials, electronics and computer-based devices, constantly offer new opportunities to improve aircraft performance and communications. Due to the very high cost of new aircraft, these advances have increased the advantages of retrofitting existing dependable, supportable and economical-proven commercial aircraft with state-of-the-art technology by improving utility, performance and value.

HAT modification services include passenger to cargo conversions, engine noise suppression, power plant retrofits, and avionics upgrades to the latest in navigation, communication, and digital technology. Also, airline passengers quickly form their opinion of aircraft from the attractiveness and comfort of the interior. HAT provides interior replacement and refurbishment services as well variety of custom seating arrangements to meet operators' requirements, including all types of commercial configurations as well as special purpose interiors for sports teams, humanitarian missions or VIP aircraft.

HAT plans to opportunistically grow its modification services. However, HAT intends at this time to concentrate its business-building efforts in its primary maintenance services.

Regulatory Oversight:

Aircraft maintenance and modification is a highly regulated industry, and a good working relationship with the FAA is essential to the successful operation of an FAA-approved Repair Station such as HAT. The policy of HAT management is to work closely and proactively with the FAA, which has resulted in the relationship needed to insure that when significant issues do occasionally arise between HAT and the FAA they are addressed in a reasonable and constructive nature.

Market:

Narrow body commercial airliners (Boeing 727s, 737s, DC9s, MD80s) and regional commercial jets (Canadair CRJ 100s, 200s, 700s, 900s, Embraer ERJ 145s) are HAT's primary market for selling aircraft maintenance, repair, and component overhaul services. Major commercial airlines, lower-tier airlines, package carriers, regional airlines and charter operators operate these aircraft. Although the severe industry-wide impact of the September 11th event still is being felt today, we estimate that the North American market for MRO services is approximately $5 billion annually. HAT's target market of specific narrow body commercial jet and regional aircraft constitutes an estimated 25% of the worldwide commercial aircraft maintenance market. Due to the relatively small portion of its revenues that come from activities other than its core MRO services, HAT has not examined the markets for those other activities.

Customers and Revenue Streams:

When it was first launched, HAT concentrated its marketing efforts on so-called "Tier 2" operators of older, narrow-body commercial jets, particularly Boeing 727 aircraft. HAT has expanded those efforts and now pursues both Tier 1 and Tier 2 narrow-body and regional jet operators.

HAT's current customers include Jetran International (19.86%), a fast-growing and aggressive aircraft trading and leasing company, Pegasus Aviation (7.34%), a large aircraft leasing company and long-time Hamilton Aviation customer, FINOVA (0.31%), another large aircraft leasing company and long-time Hamilton Aviation customer, Ryan International (0.14%), Falcon Air Express (23.76%), Rohr-Goodrich Aerostructures (0.85%), Daimler Chrysler (0.33%), Aeropostal (0.46%), Mesa Airlines (6.94%), and Global Peace Initiative (3.69%), as well as a number of smaller customers. HAT is working to increase and diversity its customer base and expects to sign more large maintenance contracts.

Ancillary Activities and Services:

In addition to its core maintenance, repair, component overhaul and modification services, HAT opportunistically generates additional income from the following revenue sources encountered in the course of the company's day-to-day business activities:

     o Distress purchases: Hamilton is able to buy planes and parts at pennies on the dollar, re-certify parts, engines and airframes and resell them at a profit.

     o Parts Sales: Hamilton generates revenue on all parts it installs in customer aircraft.

     o Commission Sales: Hamilton buys parts on request for customers that don't maintain parts inventory and charges a commission for that service.

     o Aircraft storage: Hamilton offers environmentally favorable aircraft storage to aircraft operators and has some 60 aircraft parked on its ramp for which the customers are paying both tarmac space rental and storage maintenance labor and components. Because it costs tens of thousands of dollars to fly them to another comparable facility, most of these aircraft will be returned to service at a cost of hundreds of thousands of dollars each in new work for Hamilton.

     o Inspection and Certification: Hamilton charges a service to inspect and to re-certify parts, engines and airframes for customers.

     o Aircraft Sales and Leasing Commissions: Hamilton takes full advantage of its position as a maintenance provider to earn commissions on aircraft sales or leases.

     o Aircraft Ferry and Flight Crew Services: Hamilton offers aircraft ferry service and flight crew operations, to shuttle aircraft for maintenance or repositioning. Contract crews are used in order not to create additional overhead.

     o Labor Contracting: Hamilton provides teams of technicians to understaffed competitors on a contract basis, or as field teams to rescue distressed aircraft in remote locales.

These other services are synergistic in that each can generate additional services and opportunities. For example, HAT typically gets the maintenance and overhaul work on aircraft stored on its tarmac, due to the tens of thousands of dollars often required to relocate such aircraft. HAT also frequently gets the first offer to buy or broker aircraft due to knowledge of the industry and its ability insect, appraise, and return the aircraft to service on a turn-key basis in accordance with the new operator's specifications. These abilities exist because, as described above, aircraft repair stations such as HAT are companies at the center of the aviation industry.

Emphasis on Quality:

Our MRO facility is licensed by the FAA and JAA. We emphasize quality and on-time delivery to our customers. We are focused on meeting and exceeding FAA and JAA requirements. As industry, regulatory and public awareness have focused on safety, our ability to meet and exceed these requirements on a consistent basis has become important to customers.

Description of Property and Facilities:

Hamilton Aerospace is located in Tucson, Arizona at Tucson International Airport. This favorable location provides 360 days of sunshine per year together with extremely low humidity year round. The facility is situated on the northwest ramp on 22 acres of concrete within the airport proper.

The HAT facility is fully paved with concrete sufficient to handle the largest aircraft on any part of its 22 acres. Two hangars provide the space for any modification and maintenance work that must be performed indoors. The larger hanger has 180' clear span and is 185' deep (30,400 sq. ft.) enabling it to wholly enclose a DC9 and a 727 at the same time. Immediately adjacent on the south side of this hangar are 3,300 square feet of office space which house the electrical shop, avionics, quality control and the library. The hangar has been modified to use as a paint booth as needed.

The smaller hangar is 100' clear span by 100' deep (10,000 sq. ft.) with 2,000 square feet of office space on the north side and another 4,000 square feet of enclosed space on the south. Offices for production planning and control are in this area, as engineering, the welding shop, receiving, materials and purchasing departments. The two hangars face each other at a distance of approximately 220 feet. Numerous mobile offices have been added to provide additional space for administrative and customer representative offices.

To the southeast of the large hangar is a 12,000 foot covered building used to store aircraft components and maintenance equipment. A 9,000 square foot warehouse on the west side of the facility houses the interior department as well as additional storage for materials and records. Both main hangars are equipped with lighting, water, compressed air, and 115/220/440 volt AC electricity. All office spaces are heated and cooled.

Asset Purchases:

HAT agreed to purchase certain assets and leasehold interests from Hamilton Aviation, Inc., a company in Chapter 11 reorganization that formerly occupied the facilities now occupied by HAT. The purchase includes all the ramp equipment, special tooling, FAA-approved data, office furnishings and equipment, including phone and computer systems necessary to perform the functions required to operate the FAA-approved aircraft repair station. These assets are located in the HAT facility and are being used daily in HAT's operations. More specifically, the equipment and tooling includes:

     o Ground equipment consisting of stands, compressors, jacks, tugs, power and hydraulic equipment, etc.

     o Special tools appropriate to the specific type of aircraft applied for on the FAA Air Agency application, including engine slings, jack pads, hand tools, special fittings, etc.

     o Computer hardware and software relevant to the inventory purchased and repair logistics management

     o Machinery including drill presses, lathes, shears, brakes, presses and other machine shop equipment.

     o General tools used in repair, maintenance and modification of commercial aircraft.

 The purchase agreement also includes certain intellectual property assets from Hamilton Aviation as well as the estate of Gordon B. Hamilton (deceased), including all uses of the name "Hamilton," "Hamilton Aviation," "Gordon B. Hamilton," "Gordon D. Hamilton," "Hamilton Brothers," and "Hamilton Aeronautics".

On May 6, 2004, ("the Entry Date"), the presiding judge in the Hamilton Aviation bankruptcy case issued an Order Approving Settlement Agreement relating to the agreement reached between Hamilton Aviation, Inc. and HAT for the purchase of certain of Aviations physical assets. The agreement calls for a down payment of $100,000, $73,365.75 of which had already been paid, and monthly payments of $15,000 plus interest at 6% per annum. An additional lump sum payment is to be made by HAT within 60 days of the Entry date plus $50,000 shall be paid on or before each annual anniversary of the Entry Date. The agreement has a reduced payoff provision stipulating that if all payments have been made in a timely manner by the fifth anniversary date of the entry date $1,000,000 will be considered as payment in full, otherwise the amount is to be $1,500,000. The agreement calls for a five year entry date anniversary profit payment equal to one-half of HAT's net profits in excess of 12%, but limited so as to provide no more than a total of all payments due of $1,500,000 plus interest over the five-year term of the agreement. The Company will record the acquisition of the assets of Hamilton Aviation at the cost of those assets expecting that the reduced payoff will be the ultimate cost. Should the Company be required to pay the additional $500,000, that amount will be added to cost.

During the quarter ended March 31, 2004, the agreement with Hamilton Aviation was renegotiated. The liabilities, which were accrued during the period HAT was operating under pending approval of the transaction, were not required to be paid. The overaccrued liabilities have been recognized as a gain during the period ended June 30, 2004.

Employees and Employment

On December 31, 2003, a total of approximately 150 employees were employed by HAT. The staff is all highly trained and qualified. The maximum employment capacity of the facilities currently occupied by HAT is approximately 500 employees, working two or more staggered shifts. However, as stated above, the focus of management at this time is to optimize profitability by limiting the number of contracts signed and by maximizing the productivity of each employee. Both Renegade and HAT are non-union and believe that their relationships with employees are good. HAT's management is also experienced in the hiring, training, and retention of people necessary to operate its repair, maintenance and modification facilities.

Based upon the available talent pool, both Renegade and HAT believe that their needs for labor will be addressed adequately in the future. This includes the key technical positions that require licensure by the FAA. At this time, HAT does not expect that identifying, attracting, and retaining qualified personnel in any of the key areas will be difficult. In addition, Pima Community College, located in Tucson, has been training aviation mechanics since 1991. Pima recently completed a new training facility adjacent to HAT. The company works closely with Pima to hire their students as apprentices.

Significant Employees

The following persons are considered significant employees of our HAT subsidiary:

Alan R. Abate, Vice President and Senior Corporate Officer. Mr. Abate started his aviation career in 1976 at Hamilton Aviation. During his early years, he earned his FAA Airframe and Powerplant certificates and honed his skills in transport category aircraft repair, maintenance and modification. In 1986, Mr. Abate joined the management team at Hamilton Aviation. Working days and going to school at night, he earned an Advanced Certificate and AAS degree, with honors, in Business Administration from Pima College in Tucson, Arizona. In 1993, Alan assumed responsibility for corporate administration and contract management at Hamilton Aviation. Since joining Hamilton Aerospace shortly after its inception in April 2002, Mr. Abate has been responsible for contract management and corporate administration including human resources and information systems for Hamilton Aerospace.

Patricia Graham, Vice President of Finance. Since 1995, Patricia Graham has been associated with the aviation industry serving as Divisional Controller for IAC Complete Controls, Inc., as Regional Controller for American Aircarriers Support, Inc., and as Controller and Corporate Officer for Evergreen Air Center, Inc. prior to joining Hamilton Aerospace. Ms. Graham graduated Summa Cum Laude from the University of Arizona with a B.S. in Business Administration. Ms. Graham has over 15 years history in accounting, fiscal planning and budgetary operations, as well as 5 years public accounting experience.

David T. Querio - Vice President of Operations, Hamilton Aerospace
Mr. Querio joined the company in May 2004 and brings with him over 21 years of aviation industry maintenance and maintenance management experience. Prior to joining Hamilton Aerospace, Mr. Querio was Vice President of Operations for a large FAR145 Repair Station supervising in excess of 450 personnel. Prior to this, Mr. Querio served as Vice President, General Manager of the AMS Goodyear, AZ facility; Vice President, Engineering and Maintenance for Mesa Airlines; Vice President, Maintenance for Mahalo Airlines and Vice President; Customer Support, Planning and Sales for West Virginia Air Center. Mr. Querio also worked for American Airlines for nine years in numerous mechanical and management positions.

WORLD JET CORPORATION, INC. ("WORLD JET")

Operations and Services
-----------------------

World Jet sells and brokers the sale of aircraft parts, airframe components, engines and engine materials including Expendables, Rotables and Consumables. Expendables are miscellaneous hardware items such as nuts, bolts, rivets, screws, etc. used as part of the aircraft part installation and service process. Rotables are serialized aircraft parts and components that are FAA certificated and tracked as FAA certified parts. Consumables are miscellaneous supplies such as sealants, grease, oil, lubricants, tape, etc. that are used and consumed in conjunction with the installation of Expendables and Rotables. World Jet brokers the sale of aircraft parts, airframe components, engines and engine materials and also maintains an inventory of it's own overhauled aircraft parts, airframe components, engines and engine materials for re-sale. When brokering such materials and parts, World Jet introduces other aircraft parts sellers with aircraft parts consumers who are in need of certain aircraft parts and receives a brokerage commission for arranging such sale. World Jet also maintains an inventory of aircraft parts, airframe components, engines and engine materials for re-sale which World Jet obtains from distressed companies and by purchasing aircraft and salvaging and overhauling the parts therefrom. If any parts purchased by World Jet from distressed companies or removed and salvaged from aircraft purchased by World Jet require any repairs or overhaul, World Jet outsources such repair and/or overhaul work to an FAA approved repair and overhaul facility which must comply with FAA regulations regarding the traceability of certificated aircraft parts. World Jet services aircraft operators, aircraft leasing companies and MROM facilities such as HAT. World Jet is recognized by the Airline Suppliers Association ("ASA") as an ASA-100 (FAA Advisory Circular 00-56) accredited supplier of aircraft parts. This certification, audited annually, is recognized and accepted by the FAA for suppliers of replacement aircraft parts. World Jet supplies certified airframe components, engines and engine material and aircraft parts.

Regulatory Oversight
--------------------

World Jet is a seller/broker of aircraft parts which is not an operation or activity which is regulated by the FAA or any other governing body or governmental agency; however, any aircraft parts sold by World Jet must be accompanied by documentation verifying that such part is traceable to either an FAA approved manufacturer, overhaul or repair facility, or an FAA certificated operator. In furtherance of satisfying customers that World Jet does sell and broker parts that are traceable to FAA certification, World Jet voluntarily participates in the Airline Suppliers Association ("ASA") which requires an annual audit of suppliers of aircraft parts to verify that such supplier maintains the proper traceability documents, properly tags aircraft parts in support of such traceability and maintains proper packaging and storage of aircraft parts. In addition to the foregoing, World Jet also certifies to each customer that any part or material sold was not involved in any incident and is not government surplus.

Property and Facilities
-----------------------

World Jet operates out of a 73,000 square foot facility in Tucson, Arizona. This facility consists of office space and warehouse space to accommodate the aircraft parts (Expendables, Rotables and Consumables), airframe components, engines and engine material inventory maintained by World Jet. This facility is located directly across the street from HAT which allows HAT immediate access to aircraft parts, (Expendables, Rotables and Consumables), airframe components, engines and engine material necessary to perform MROM services without incurring any costs or delays that may be related to shipping and improves the turn time of any such services provided.

Employees
---------

World Jet has approximately 20 employees consisting of sales staff and administrative personnel. In connection with the acquisition of World Jet by Renegade, Renegade retained the entire World Jet staff including key sales and management personnel to maintain customer contacts and relations to assure a smooth and consistent administration of operations.

                       MANAGEMENT DISCUSSION AND ANALYSIS


We are a holding company, and over 90% of our operations are currently and were as of October 5, 2004, conducted by our operating subsidiaries, HAT and World Jet Corporation located in Tucson, Arizona. Unless otherwise specified, the operations discussed below pertain to operations of Renegade and HAT from April 5, 2002 until December 31, 2003 and discussions of operations from January 1, 2004 through June 30, 2004 pertain to operations of Renegade and it's two wholly owned subsidiaries, HAT and World Jet Corporation.

Renegade Venture (Nev.) Corporation ("Renegade") is a public company that trades in the U.S. over-the-counter market. Our common stock is quoted on the OTC Bulletin board under the symbol RDVN. Renegade was formed as a holding company to establish, maintain and administer the equity and debt funding of any acquired subsidiaries as well as maintaining such capitalization of any subsidiaries. We are a holding company, and over 90% of our operations are currently conducted by our two operating subsidiaries, Hamilton Aerospace Technologies, Inc. ("HAT") which accounts for approximately 80% of Renegade's revenue and World Jet Corporation ("World Jet"), which accounts for approximately 15% of Renegade's revenue. Although a majority of Renegade's business is conducted by it's wholly owned subsidiaries, HAT and World Jet, Renegade does report some revenue and operating expenses which represents less than 10% of the overall consolidated revenue, expenses and assets of Renegade on a stand alone basis. The operating expenses incurred by Renegade are for administrative, legal and accounting functions associated with Renegade managing the shares of it's wholly owned subsidiaries as well as all activities related to capitalizing and maintaining adequate capitalization levels for it's subsidiaries. The only revenue that has been reported by Renegade is revenue derived from a contract with Mesa Airlines beginning in the third quarter of 2003 and represents the first revenue produced by the parent Company (Renegade) since consolidation with HAT. This work is performed by HAT, but booked to Renegade because the customer wanted to contract directly with HAT's parent (Renegade) rather than with the wholly owned subsidiary (HAT).

On May 2, 2002, Renegade acquired newly formed aviation company Hamilton Aerospace Technologies, Inc., a Delaware corporation ("HAT") in a stock-for-stock exchange. HAT was formed on April 5, 2002 and commenced operations on April 15, 2002, to create a premier provider of large aircraft Maintenance, Repair, Overhaul and Modification (MROM") services to owners and operations of certain Transport Category commercial jet aircraft. Its customers are all aircraft operators, including passenger and cargo air carriers, and aircraft leasing companies. Renegade's plan of operation for the immediate future is to seek and to acquire, if possible, aviation industry related businesses to complement its HAT subsidiary such as the recent acquisition of World Jet. On July 15, 2004 (effective January 1, 2004), Renegade acquired World Jet Corporation, a privately owned Nevada corporation, located at 6900 S. Park Ave., Tucson, AZ 85706 ("World Jet") pursuant to a stock purchase agreement. World Jet is an aircraft parts sales and aircraft parts brokerage facility servicing aircraft operators, aircraft leasing companies and MROM facilities. Additionally, the Company will seek to expand HAT. Renegade will not limit its search for business combination candidates to any particular geographical area. Management of Renegade will seek combination candidates in the United States and other countries, as available time and resources permit, through existing associations and by word of mouth. This plan of operation has been adopted in order to attempt to create value for Renegade's shareholders.

Hamilton Aerospace Technologies ("HAT")

HAT is an aircraft repair station licensed by the Federal Aviation Administration (FAA) and by the Joint Aviation Authority of the European Economic Community (JAA), and is known as an "Air Agency" in FAA parlance. Its MROM services include maintenance, repair, overhaul and modification services for narrow-body Transport Category aircraft, repair and overhaul services on a wide range of aircraft components and aircraft interiors, and servicing of Pratt & Whitney JT8D and General Electric CFM56 engines. HAT's major modification services comprise the conversion of passenger aircraft to freighter configuration. In order to control overhead expense, some services are outsourced, such as engine overhaul.

Key operational strategies of HAT are governed by the complexity of aircraft maintenance operations. It is essential that HAT employ highly experienced and highly competent people in key management positions. This is necessary both to attract and keep business and to maintain HAT's good standing with the FAA. Accordingly, HAT has found it most cost effective to attract and keep key personnel by offering attractive salaries, while aggressively replacing those key employees who, after given a reasonable opportunity to do so, fail to successfully meet their job requirements. While this may seem harsh, the critical public safety issues associated with commercial aircraft maintenance require that HAT quickly identify and address any shortcomings in the oversight of its activities.

Similarly, in an industry where aircraft down time represents tens of thousands of dollars a day in lost revenue, and a miss-drilled hole or a bolt left in an engine inlet can cost tens of thousands of dollars to address, HAT has found it most cost effective to pay its production personnel wages at the higher end of national standards while demanding in return a high level of professionalism from its employees. To insure that a good level of communication is maintained with all employees, HAT provides regular written evaluations to all employees.

The principal focus of the operations group at HAT is the implementation of strategies to enhance worker productivity, which include assigning dedicated crews and dedicated project managers to each maintenance and modification job, ongoing training for supervisors, project managers and quality control personnel, and improving material flow to each job site.

Management has rejected a policy of growth for growth's sake in favor of focusing on profitability and building a good reputation for HAT's operations group by limiting work contracts to those perceived to have a high probability of success. This strategy is also beneficial to the company's marketing efforts in that a good track record of maintenance and modification contracts, delivered successfully on-time and on-budget, is by far the most potent tool for securing new work contracts. In managing its operations, the Company is committed to continuously evaluating the adequacy of its management structure and its existing systems and procedures; including its quality control, financial, and internal controls systems. HAT is focused on maintaining a small, but tightly knit and multi-tasking, highly experienced management team.

Aircraft maintenance and modification is a highly regulated industry, and a good working relationship with the FAA is essential to the successful operation of an FAA-approved Repair Station such as HAT. The policy of HAT management is to work closely and proactively with the FAA, which has resulted in the very positive relationship needed to insure that when significant issues do occasionally arise between HAT and the FAA they are addressed in a reasonable and constructive nature.

HAT competes principally on the high quality of its services and its price competitiveness due to its location in the Southwest. Location related benefits include low labor rates; a dry, mild climate enabling HAT to do many MROM projects outdoors; and the low cost of its Tucson facility.

The large aircraft repair business is highly competitive. Revenues are sensitive to adverse changes in the air carrier business, with factors such as airline profit levels, changes in fuel costs, average fare levels, and passenger demand. The heavily regulated airline industry, however, requires scheduled maintenance and repair services irrespective of industry economics, thus providing a reasonably steady market for HAT's services.

World Jet Corporation ("World Jet")

On July 15, 2004 (effective January 1, 2004), Renegade acquired World Jet Corporation ("World Jet"), a privately held, Nevada corporation, pursuant to a stock purchase agreement. World Jet is an aircraft parts sales and aircraft parts brokerage facility located across the street from Renegade's wholly owned operating subsidiary HAT in Tucson, Arizona. World Jet services aircraft operators, aircraft leasing companies and MROM facilities such as HAT. World Jet has been a supplier of aircraft parts to HAT since HAT's inception in April 2002 and acquiring World Jet as part of HAT's operations is a natural and beneficial association. World Jet is recognized by the Airline Suppliers Association ("ASA") as an ASA-100 (FAA Advisory Circular 00-56) accredited supplier of aircraft parts. This certification, audited annually, is recognized and accepted by the FAA for suppliers of replacement aircraft parts. World Jet supplies certified airframe components, engines and engine material and aircraft parts. By acquiring World Jet, Renegade now owns and aircraft parts supplier through which its subsidiary, HAT, can more easily and more cost effectively acquire aircraft parts to support its MROM operations as well as gaining access to other revenue generating operations in the aircraft parts and brokerage industry.

World Jet's operating revenues consist primarily of revenues from sales of aircraft parts. Since aircraft parts sales are directly related to maintenance of aircraft, aircraft parts sales fluctuate and are impacted by the timing of maintenance by air carriers. Increases in aircraft maintenance prompted by FAA Administrative Directives or slower periods in air travel will correspondingly increase the demand for aircraft maintenance and aircraft parts. The September 11 terrorist attacks carried out against the United States in 2001 had a severe impact on the aviation industry including aircraft parts sales due to the fact that many aircraft were retired from service as a consequence of reduced air travel thereby reducing the number of aircraft requiring maintenance service and parts.

RECENT DEVELOPMENTS AFFECTING OUR OPERATIONS

The September 11th terrorist attacks carried out against the United States of America in 2001 have had a severe impact on the aviation industry. As a result of these attacks and the related aftermath, many commercial passenger airlines and air cargo carriers reported significant reductions in their operations, taking more than 20% of their aircraft out of service, either parking them or returning them to leasing companies. This reduction in operations caused the airline industry in general to incur significant losses in 2001, 2002, and 2003 and decreased revenues for MROM facilities that depend significantly on airline customers, which HAT does not. While airlines have seen increases and remain hopeful that passenger levels will soon return to pre-September 11th levels, the effect of the terrorist acts, the continued alerts by the U.S. Department of Homeland Security and fears of new terrorist attacks, the U.S.-led invasion of Iraq, high fuel costs and the general state of the economy could quite possibly produce negative impact on the aviation industry.

RESULTS OF OPERATIONS

HAT operating revenues consist primarily of service revenues and sales of materials consumed while providing services. Cost of sales consists primarily of labor, materials and freight charges. Our operating results have fluctuated in the past and may fluctuate significantly in the future. Many factors affect our operating results, including timing of repair orders and payments from large customers, competition from other third-party MROM service providers, the state of the aviation industry and the number of customers seeking services, the impact of fixed pricing on gross margins and our ability to accurately project our costs, our ability to obtain financing and other factors.

Significant portions of our operating expenses, such as insurance, rent, debt payments, certain salaries and such, are relatively fixed. Since we typically do not obtain long-term commitments from our customers, we must anticipate the future volume of orders based upon the historic patterns of our customers and upon discussions with our customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on our business, financial condition and results of operations.

2002 Operations
---------------

The Company completed its acquisition of HAT in May 2002. HAT commenced operations in late April 2002, and thus had only approximately eight months of operations for 2002. During the quarter ended June 30, 2002, the second quarter of the year, the Company incurred a net loss of $1,816,040, of which $489,140 was attributable to HAT operations. Approximately $1.3 million of that loss was due to the grant of stock and stock options. Significant expenses during the early days of operation were due to the high cost of sub-contracting services prior to receiving a separate FAA Repair Station certificate. During the second quarter of 2003 ending June 30, 2003, the Company

During the quarter ended September 30, 2002, the third quarter of the year, the Company incurred a net loss of $526,898, of which $513,556 was attributable to HAT's operations. The losses in the second and third quarters can be largely attributed to the cost of setting up the HAT business to commence operations including, but not limited to, the cost of attracting new business, hiring qualified employees and management, entering into vendor relationships and establishing internal operating and reporting systems.

Results in the fourth quarter ended December 31, 2002 reflect the upward trend in HAT revenues during the first nine months of operation. HAT recorded a profit for the first time, of $137,375.This reflects management's continual efforts to minimize costs so that the available revenue opportunities, of an extremely competitive and depressed marketplace, would be sufficient to foster continued growth of the operation. Internal management policies implemented during this inception year were necessitated by adherence to an overall management strategy of long-term growth and profitability. We experienced a loss of $227,847 for the fourth quarter on a consolidated basis, but HAT was profitable on a standalone basis. Although the fourth quarter amounted to approximately 1/3rd of our operating year for 2002, it contributed less than 10% of the annual loss, which declined each quarter of 2002.

Our revenues for 2002 of $5,009,703 include $3,667,697 in labor billings resulting from 72,523 billable hours. The $50.57 average per billable hour, which we believe is among the highest in the industry, demonstrates the efficacy of management's decision to maintain the core pre-assembled, highly competent, workforce it found available at the inception of HAT operations. Our HAT subsidiary was organized in April 2002, thus our financial results reflect operations for only 8 months of 2002. Because of our recent organization and due to concerns bout our financial stability, several potential customers and some about former customers of Hamilton Aviation, Inc. were reluctant to send work to us. During 2002 several of our customers experienced adverse financial problems of their own of varying severity, which further adversely impacted our operating results.

Operating expenses for 2002 were also negatively impacted by legal and accounting costs. Included in operating expenses for the year ended December 31, 2002 are an aggregate of $1.3 million in non-recurring costs associated with the award of stock and stock options. Our business evolved in 2002 to the point that we turned low margin work away in the fourth quarter and were able to negotiate better terms with certain customers. We were successful in retaining significant customers of Hamilton Aviation, Inc., such as Pegasus Aviation and Falcon Air Express, as well as adding large new customers such as Jetran International.


The following table graphically depicts our quarterly performance on a consolidated basis and our Hamilton Aerospace operating subsidiary on a stand-alone basis for the approximately eight months of operations in 2002:

     ---------------------------------- ------------------- ------------
                                        Renegade            Hamilton
               Quarter ended            Consolidated        stand-alone
     ---------------------------------- ------------------- ------------
     June 30, 2002
     ---------------------------------- ------------------- ------------
               Revenue                   $1,457,569         $ 1,487,569
     ---------------------------------- ------------------- ------------
               Cost of Sales            ($1,343,104)        ($1,343,104)
     ---------------------------------- ------------------- ------------
               Expensed                 ($1,903,752)        ($  633,605)
     ---------------------------------- ------------------- ------------
               Net Profit (Loss)        ($1,816,040)        ($  489,140)
     ---------------------------------- ------------------- ------------
     September 30, 2002
     ---------------------------------- ------------------- ------------
               Revenue                    $1,447,808        $ 1,447,808
     ---------------------------------- ------------------- ------------
               Cost of Sales             ($1,328,534)       ($1,328,534)
     ---------------------------------- ------------------- ------------
               Expensed                  ($  702,924)       ($  632,830)
     ---------------------------------- ------------------- ------------
               Net Profit (Loss)         ($  526,898)       ($  513,556)
     ---------------------------------- ------------------- ------------
     December 31, 2002
     ---------------------------------- ------------------- ------------
               Revenue                    $2,074,326        $ 1,447,808
     ---------------------------------- ------------------- ------------
               Cost of Sales             ($1,729,088)       ($1,729,088)
     ---------------------------------- ------------------- ------------
               Expensed                  ($  573,085)       ($  207,862)
     ---------------------------------- ------------------- ------------
               Net Profit (Loss)         ($  227,847)       ($  134,375)
     ---------------------------------- ------------------- ------------
     2002 YEAR END RESULTS
     ---------------------------------- ------------------- ------------
               Revenue                    $5,009,703         $5,009,703
     ---------------------------------- ------------------- ------------
               Cost of Sales             ($4,400,727)       ($4,400,727)
     ---------------------------------- ------------------- ------------
               Expensed                  ($3,179,761)       ($1,474,297)
     ---------------------------------- ------------------- ------------
               Net Profit (Loss)         ($2,570,785)       ($  865,321)
     ---------------------------------- ------------------- ------------

As the above chart indicates, our HAT subsidiary achieved profitability in the fourth quarter of 2002.

Operating revenues for World Jet in 2002 were $7,586,937.00 and gross profit was $2,118,895.00 or 28% of revenue. World Jet's operating expenses for 2002 were $2,028,764.00 which is 27% of operating revenue.

2003 Operations

Results in the first quarter, ended March 31, 2003, reflect the continual upward trend in revenues for HAT. Operating revenue for the three months ended March 31, 2003 was $3,448,225. HAT was not in existence during the first quarter of 2002, and Renegade had no other operations during Q1 of 2002, thus a direct comparison of operating results for the first quarter is not possible. However, by contrast, our total revenues from April 15, 2002 inception through December 31, 2002, a period of approximately eight months, were $5,009,703 and our revenues for the fourth quarter of 2002 were $2,074,326.

On a consolidated basis, we realized $121,845 loss on gross revenues of $3,448,225, although HAT on a stand-alone basis made a $23,087 profit. This is the second straight quarter of profitable operation for HAT separately. The improvement in revenue and earnings trends over the last two quarters is indicated by the fact that the $121,845 consolidated loss for the quarter ended March 31, 2003 was significantly smaller than the $227,847 loss realized for the 4th quarter of 2002 on consolidated revenues of only $2,074,326. In fact, our consolidated gross profit for the first quarter of 2003 (after deducting cost of sales but before overhead costs) was $629,557, which was greater than the gross profit for our entire 2002-operating year.

HAT operating expenses were $556,553 for the first quarter and as a percentage of revenues were 16% for the first quarter. As a result of these factors, income from operations was $71,928 for the first quarter, ended March 31, 2003. It should be noted that legal expenses for the quarter were $37,624 and were higher than anticipated due to the non-recurring expense of lease negotiation with Tucson Airport Authority.

Interest expense relates primarily to the cost of borrowing from a factor against certain receivables and to interest on the secured bridge loan facility discussed below. During the first quarter, we borrowed a total of $377,202 on receivables and received $300,000 under the secured bridge loan facility.

Results in the second quarter, ended June 30, 2003 continue to reflect an upward trend in revenues for HAT. Operating revenue for the three months ended June 30, 2003 was $4,071,135. Our total revenues from April 15, 2002 inception through

December 31, 2002, a period of approximately eight months, were $5,009,703 and our revenues for the first six months of 2003 are $7,519,360.

On a consolidated basis, we experienced a $297,118 loss on gross revenues of $4,071,135, although HAT on a stand-alone basis made a $10,362 profit. This was the third straight quarter of profitable operation for HAT separately.

Operating expenses for the holding company, Renegade were $390,812 in the second quarter of 2003. This amount reflects the administrative costs of running Renegade, $83,333 bonus expense resulting from the mediated settlement with a former director, $22,243 in legal expense and $159,513 in interest and penalties charged by the Internal Revenue Service due to delinquent payroll taxes. The taxes themselves are a legitimate operating expense of HAT, but management deems the interest and penalties to be the result of inadequate Company capital and, as such, a holding company expense.

HAT operating expenses were $634,974 for the second quarter of 2003 and as a percentage of revenues were 16%. The same period in 2002 showed operating expenses of 621,881, which was 42% as a percentage of revenues. As a result of these factors, income from operations was $73,004 for the second quarter, ended June 30, 2003, a much more promising number than the -$479,432 from the second quarter of 2002. Interest expense during the second quarter of 2003 reflected $67K related to allocations made as a result of a mediated agreement with a former Director. We are continuing to factor the invoices of one of our customers and the interest expense related to that factoring is passed on to our customer and is offset by being recorded as interest income.

Results in the third quarter, ended September 30, 2003 continue the upward trend in revenues for HAT. Operating revenue for the three months ended September 30, 2003 was $5,007,273. 2003 3rd quarter revenue is still 3.5 times greater than 2002 3rd quarter revenue of 1,447,808.

During the third quarter of 2003, Renegade booked Revenue of $84,552. This revenue was derived from a new one-year, renewable agreement with Mesa Airlines, Inc. to furnish manpower to perform routine and non-routine maintenance services and represents the first revenue produced by the parent Company since consolidation with HAT. This work is performed by HAT, but booked to Renegade because the customer wanted to contract directly with HAT's parent (Renegade) rather than with the wholly owned subsidiary (HAT). Since this contract and revenue, assets and expenses generated and/or derived therefrom constitute less than 10% of the revenue, assets and expenses of Renegade on a consolidated basis, there is no need for Renegade to establish separate segment reporting for this sole contract and source of revenue that is performed and generated by HAT, but booked to Renegade.

On a consolidated basis, our third quarter results show we experienced a $901,316 loss on gross revenues of $5,091,825. Almost half of that loss, or $437,000, was attributable to stock transactions and was a non-cash loss. Only $464,316 of the total loss was attributable to operations. HAT on a stand-alone basis lost $279,138. The HAT loss can be attributed to two factors: one, an extremely slow month of July due in part to one of our main customers delaying the start date of contracted work, which not only reduced the revenue stream but, had a significant negative effect on efficiencies in general; and two, a fixed price overhaul bid, which included material. During the term of this job HAT was subjected to higher prices than anticipated for strategic parts to complete the overhaul.

Operating expenses for the holding company, Renegade were $638,507 in the third quarter of 2003. This amount reflects the administrative costs of running Renegade, $79,945 in legal expense, $34,253 in travel expense mainly connected with efforts to improve capitalization, $437,000 related to expenses paid with stock to consultants and Directors.

HAT operating expenses were $466,148 for the third quarter of 2003 and as a percentage of revenues were 18%. The same period in 2002 showed operating expenses of 166,620, which was 8% as a percentage of revenues. Income from operations was 316,030 for the fourth quarter, ended December 31, 2003 as compared with $163,434 for the fourth quarter of 2002. We are cautiously optimistic that our continued focus on profitability coupled with intense efforts both in marketing our services and in containing our costs will help the Company maintain and grow our profit mode in spite of the problems the aviation industry has been experiencing over the past months.

Company interest expense during the third quarter of 2003 was $48,298 absent the interest related to factoring the invoices of one of our customers. The interest expense related to that factoring is passed on to our customer and is offset by interest income.

Results in the fourth quarter ended December 31, 2003 reflect Management's decision to reject a policy of focusing on increased revenue in favor of focusing on profitability. While the gradual upward trend in HAT revenues did not continue as a result of this new outlook, the net results, as shown by the table below, indicate stunning results for the focus on profitability. Not only did HAT record a profit in the fourth quarter but, that profit, $370,047, was significant when compared with prior quarters' results. The Company recorded a first-time profit in the fourth quarter of $104,184 aided by the Renegade revenue stream produced under the Mesa Airlines agreement mentioned earlier.

Operating expenses for the holding company, Renegade, were $277,414 in the fourth quarter of 2003. This amount reflects the administrative costs of running Renegade, $84,000 for various professional services a portion of which was paid with stock, $23,000 in travel expense mainly connected with efforts to improve capitalization.
4
On a consolidated basis, our revenues for 2003 of $15,378,352 are approximately 3 times our 2002 revenue of $5,009,703. Even after adjustment reflecting that 2002 was our 8 1/2 month inception year, revenue still approximately doubled. The $15,378,352 includes $9,337,130 in labor billings resulting from 208,866 billable hours. This represents an average billable rate of $44.70 on all work performed. The acceleration in revenue is attributable to increased hours billed performing our core MROM services plus our recognizing and seizing the opportunity to purchase and resell three Boeing 737-200 aircraft. The increase is due to our success in securing new customers and securing more business from existing customers as their experience with us gives them confidence in the quality of our work and our ability to equal or exceed customer expectations for on-time delivery.

Included in the operating expenses for the Company in the year ended December 31,2003 is $568,000 associated with the award of stock and stock options. There were no extraordinary items.

Significant contracts for HAT in 2003 included: Jetran International (estimated value 15 Million); Falcon Air Express (estimated value 6 Million); Pegasus (estimated value 4 Million); Space World (estimated value 3 Million); Business Aviation Group (estimated value 1.6 Million); and Goodrich (estimated value 1.5 Million). Although these were significant contracts for HAT in 2003, the estimated values are reported and based upon the overall contract value which may be realized over more than one annual reporting period as such contracts may be long term, subject to renewals and/or amendments, and modifications depending upon ever changing maintenance requirements.

Gross profit levels during any particular period are dependent upon the number and type of aircraft serviced, the contract terms under which services are performed and the efficiencies that can be obtained in the performance of such services. Significant changes in any one of these factors could have a material impact on the amount and percentage of gross profits. Additionally, gross profit could be impacted in the future by considerations as to the value of our inventory.

We are cautiously optimistic that continued intense efforts both in marketing our services and in containing our costs will help the Company maintain a profit mode in spite of the problems the aviation industry has been experiencing over the past several years. Management believes that the long-term growth of the company should be based on a well-secured foundation of improved profit margins and increased future business opportunities.

The following table graphically depicts our quarterly performance on a consolidated basis and our Hamilton Aerospace operating subsidiary on a stand-alone basis for the year ended December 31, 2003:

           ---------------------------------- -------------------- -------------
                                              Renegade             Hamilton
           Quarter ended                      Consolidated         stand-alone
           ---------------------------------- -------------------- -------------
           March 31, 2003
           ---------------------------------- -------------------- -------------
                     Revenue                   $3,448,225           $3,448,225
           ---------------------------------- -------------------- -------------
                     Cost of Sales            ($2,818,668)         ($2,818,668)
           ---------------------------------- -------------------- -------------
                     Expensed                 ($  751,402)         ($  606,470)
           ---------------------------------- -------------------- -------------
                     Net Profit (Loss)        ($  121,845)         ($   23,087)
           ---------------------------------- -------------------- -------------
           June 30, 2003
           ---------------------------------- -------------------- -------------
                     Revenue                   $4,071,135           $4,071,135
           ---------------------------------- -------------------- -------------
                     Cost of Sales            ($3,355,881)         ($3,355,881)
           ---------------------------------- -------------------- -------------
                     Expensed                 ($1,012,372)         ($  704,892)
           ---------------------------------- -------------------- -------------
                     Net Profit (Loss)        ($  297,118)          $   10,362
           ---------------------------------- -------------------- -------------
           September 30, 2003
           ---------------------------------- -------------------- -------------
                     Revenue                   $5,091,825           $5,007,273
           ---------------------------------- -------------------- -------------
                     Cost of Sales            ($4,465,474)         ($4,397,250)
           ---------------------------------- -------------------- -------------
                     Expensed                 ($1,527,667)         ($  889,161)
           ---------------------------------- -------------------- -------------
                     Net Profit (Loss)        (   901,316)         ($  279,138)
           ---------------------------------- -------------------- -------------

           ---------------------------------- -------------------- -------------
           December 31, 2003
           ---------------------------------- -------------------- -------------
                     Revenue                   $2,767,167           $2,539,534
           ---------------------------------- -------------------- -------------
                     Cost of Sales            ($1,849,222)         ($1,678,119)
           ---------------------------------- -------------------- -------------
                     Expensed                 ($  813,759)         ($  491,368)
           ---------------------------------- -------------------- -------------
                     Net Profit (Loss)        ($  104,184)         ($  370,047)
           ---------------------------------- -------------------- -------------
           2003 YEAR END RESULTS
           ---------------------------------- -------------------- -------------
                     Revenue                   $15,378,352          $15,066,167
           ---------------------------------- -------------------- -------------
                     Cost of Sales            ($12,489,247)        ($12,249,918)
           ---------------------------------- -------------------- -------------
                     Expensed                 ($ 4,188,533)        ($ 2,691,890)
           ---------------------------------- -------------------- -------------
                     Net Profit (Loss)        ($ 1,299,428)         $   124,359
           ---------------------------------- -------------------- -------------

Operating revenues for World Jet in 2003 were $3,909,174.00. This significant change in operating revenue from 2002 can be attributed to the reduction in aircraft maintenance as a consequence of the September 11 terrorist attacks which caused the retirement of numerous aircraft and correspondingly reduced the demand for aircraft maintenance and aircraft parts for remaining aircraft in service. However, even with this significant reduction in operating revenue from 2002 to 2003, World Jet still maintained a gross profit margin of 22%.

2004 Operations
---------------

First Quarter 2004
------------------

Results for HAT in the first quarter, ended March 31, 2004, reflect management's change in focus from growing revenue for the sake of revenue to booking jobs, (fixed-bid in most cases), with the highest potential for increased profitability. As a result of being selective in the work booked, considerable increase in efficiencies was experienced due to a smaller, highly skilled, stable work force. Operating revenue for the three months ended March 31, 2003 was $3,448,225. Operating revenue, for the three months ended March 31,2004, was $3,586,108, gross profit for the first quarter of 2003 was $629,557 while gross profit for the first quarter of 2004 was $1,141,936. This significant change can be attributed, in part, to labor related costs decreasing $195,943 or, as a percent of revenue in each period, 5%. Several of the jobs worked during the first quarter of 2004, were labor intensive and several were completed with customer furnished parts consequently, cost of material sold was $374,496 higher in 2003 than in 2004 due to the character of the jobs worked. Jobs in the first quarter of 2004 had a high incidence customer furnished materials and several of the jobs were highly labor intensive. Management is cautiously optimistic that our adeptness at garnering jobs with the likelihood of similar high gross profit potential and our continued vigilance at holding down costs will be sustainable for the remainder of 2004; however, there is no assurance that Renegade will be able to obtain jobs and generate revenues that provide similar gross profits that Renegade experienced in the past through either of its wholly owned subsidiaries, HAT or World Jet.

HAT's option of being selective in the work booked is due to their growing reputation for providing quality, on-budget, on-time deliveries to their customers. HAT is experiencing success in securing new customers and securing more business from existing customers as well.

During the first quarter of 2004, Renegade booked Revenue of $230,576, which was derived from a one-year, renewable agreement, which began in late August of 2003, with Mesa Airlines, Inc. to furnish manpower to perform routine and non-routine maintenance services. This work is performed by HAT, but booked to Renegade because the customer wanted to contract directly with HAT's parent (Renegade) rather than with the wholly owned subsidiary (HAT). Since this contract and revenue, assets and expenses generated and/or derived therefrom constitute less than 10% of the revenue, assets and expenses of Renegade on a consolidated basis, there is no need for Renegade to establish separate segment reporting for this sole contract and source of revenue that is performed and generated by HAT, but booked to Renegade. The gross profit resulting from this revenue was $85,745. On a consolidated basis, we experienced a $528,230 net profit on gross revenues of $3,586,108.

Gross profit levels during any particular period are dependent upon the number and type of aircraft serviced, the contract terms under which services are performed and the efficiencies that can be obtained in the performance of such services. Significant changes in any one of these factors could have a material impact on the amount and percentage of gross profits. Additionally, gross profit could be impacted in the future by considerations as to the value of our inventory.

As a consequence of the previously described single contract with Mesa Airlines that is booked to Renegade, but performed by HAT, Operating expenses for the holding company, Renegade were $100,702 in the first quarter of 2004 and $144,932 in the first quarter of 2003. The 2004 amount reflects administrative costs of running the Mesa program of $31,026, the cost of running the holding company itself, $25,805 in legal expense and $4,864 in travel expense mainly connected with efforts to improve capitalization. During the first quarter of 2004, Renegade had $33,571 in interest and penalties expenses charged by the Internal Revenue Service due to delinquent payroll taxes. The taxes themselves are a legitimate operating expense of HAT, but management deems the interest and penalties to be the result of inadequate Company capital and, as such, a holding company expense.

HAT operating expenses were $500,210 for the first quarter of 2004 and as a percentage of revenues were 15%. The same period in 2003 showed operating expenses of $556,553, which was 16% as a percentage of revenues. Income from operations was $555,983 for the first quarter, ended March 31, 2004, a significant change from the $73,004 reported for the first quarter of 2003.

Interest expense for HAT, during the first quarter of 2004, was $60,957 absent the interest related to factoring the invoices of one of our customers. The interest expense related to that factoring is passed on to our customer and is offset by interest income. Renegade interest expense was $7,264.

As of March 31, 2004, we had $20,043 in cash on hand and approximately $1,493,000 in collectible receivables after eliminating receivables that are part of factoring arrangements. In the past, we have relied upon borrowings under the secured bridge facility, financing of our receivables and cash provided by operations, to meet our working capital requirements. We cannot assure you that financing alternatives will be available to us in the future to support our working capital requirements.

First Quarter             2003                                2004
--------------------------------------------------------------------------------

                      Renegade          HAT          Renegade        HAT
                      Consolidated    Stand-Alone    Consolidated    Stand-Alone

Revenues               $3,448,225     $3,448,225     $3,586,108      $3,355,532

Cost of sales         ($2,818,668)   ($2,818,668)   ($2,444,172)    ($2,299,340)

Expenses              ($  751,402)   ($  606,470)   ($  613,706)    ($  475,425)

Net Profit (Loss)     ($  121,845)    $   23,087     $  528,230      $  580,767

Second quarter 2004
-------------------

Operating revenue for the three months ended June 30, 2003 was $4,071,135, which was bolstered by the inclusion of $750,000 in revenue from the sale of an aircraft bought for resale. Operating revenue for the three months ended June 30, 2004 was $4,300,874,which includes a $300,000 engine sale, and represents an increase of 5.6%. Gross profit for the second quarter of 2003 was $715,253 while gross profit for the second quarter of 2004 was $1,600,431. This significant change can be attributed, in part, to about a $174,000 reduction in selling, general and administrative expenses in our HAT subsidiary; a 49% gross margin in our World Jet subsidiary; and a modest markup of only 9% on the aircraft sale in 2003. During the second quarter of 2004, 89.7% of HAT's revenue came from its top five customers (Falcon Air Express, Jetran international, Pegasus, Aerogal and Space World), and 41.4% of Word Jet's revenue was derived from its top 5 customers (HAT, Aerolineas Galapagos, AGM Aviation, National Jet Systems, and AM Trading).

While the Company aggressively seizes revenue-producing opportunities such as engine sales, management gauges results by looking at what has been the core revenue producing activity to date, the sale of labor hours. In 2004, revenue produced from labor was $2,832,848 as compared with $2,538,424 in 2003. This represents an increase of 11.6%. The comparative costs for all direct labor, including work performed by outside contractors, was $1,202,112 in 2004 compared with $1,430,271 in 2003, representing a 16% decrease in cost. Results in the second quarter, ended June 30, 2004, reflect management's change in focus from growing revenue for the sake of revenue to booking jobs, (fixed-bid in most cases), with the highest potential for increased profitability. As a result of being selective in the work booked, considerable increase in efficiencies was experienced due to a smaller, highly skilled, stable work force.



Management is cautiously optimistic that our adeptness at garnering jobs with the likelihood of similar high gross profit potential and our continued vigilance at holding down costs will be sustainable for the remainder of 2004.
HAT's option of being selective in the work booked is due to their growing reputation for providing quality, on-budget, on-time deliveries to their customers. HAT and World Jet are experiencing success in securing new customers and securing more business from existing customers as well.

Gross profit levels during any particular period are dependent upon the number and type of aircraft serviced, the contract terms under which services are performed and the efficiencies that can be obtained in the performance of such services. Significant changes in any one of these factors could have a material impact on the amount and percentage of gross profits. Additionally, gross profit could be impacted in the future by considerations as to the value of our inventory.

Company SG&A expenses were $781,805 for the second quarter of 2004 and as a percentage of revenues were 18%. The same period in 2003 showed expenses of $865,784, which was 21% as a percentage of revenues. It bears noting that SG&A salaries and labor in our HAT subsidiary were $67,000 lower when compared for the same periods. Our World Jet subsidiary saw revenue drop approximately
$46,000 between the first and second quarters of 2004 but, cost of sales also decreased about $170,000 for the same period resulting in a higher gross profit in the second quarter. World Jet also reduced SG&A expense approximately $63,000 from the first quarter of 2004 to the second quarter of 2004.

Interest expense for the Company, during the second quarter of 2004, was $59,459 absent the interest related to factoring the invoices of one of our customers.
The interest expense related to that factoring is passed on to our customer and is offset by interest income.

The following tables depict our results of operations for the second quarter of 2004 and for the second quarter of 2003 on a consolidated basis, on a stand-alone basis for HAT and World Jet (2004 only).

Second Quarter                       2003                                             2004
------------------------------------------------------------------------------------------------------------------

                        Renegade          HAT                         Renegade         HAT             World Jet
                        Consolidated     Stand-Alone                  Consolidated    Stand-Alone     Stand-Alone
Revenues                $4,071,135      $4,071,135                    $ 4,300,874     $ 3,083,528     $  743,721
Cost of sales          ($3,355,881)    ($3,355,881)                  ($ 2,700,443)   ($ 2,108,359)   ($  377,292)
Expenses               ($  865,784)    ($  634,975)                  ($   781,805)   ($   460,823)   ($  172,072)

Pre tax                ($  150,530)     $   80,279                    $   818,626     $   514,346     $  194,357
Operating Profit
(Loss)

Operating revenue for World Jet for the first quarter of 2004 was $789,964.00 with a gross profit margin of 31.5%. Operating revenue for the second quarter of 2004 was $743,721.00 with a gross profit margin of 49%. Although World Jet experienced a decrease in overall operating revenue from the first quarter 2004 to the second quarter 2004, World Jet's cost of sales decreased by 30% resulting in a higher gross profit for the second quarter.

Significant contracts for HAT in 2004 included: Jetran International (estimated
6 Million); Falcon Air Express (estimated value 2 Million); Pegasus (estimated value $800,000); Aero California (estimated value 1.5 Million); Asia Pacific
(estimated value $400,000). Although these were significant contracts for HAT in 2004, the estimated values are reported and based upon the overall contract value which may be realized over more than one annual reporting period as such contracts may be long term, subject to renewals and/or amendments, and modifications depending upon ever changing maintenance requirements.
Accordingly, the significant contracts reported for 2003 are also continuing to generate revenue throughout 2004.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2004, we had outstanding indebtedness of approximately
$3,554,000, the bulk of which is due for three items: First, the amount remaining due under the agreement for the purchase of Hamilton Aviation's assets, $1,374,425; second, $1,550,000 represents the amount owing relative to the purchase of World Jet ($1,250,000 was being held in an escrow account at June 30, 2004); and third, a note in the amount of $454,000 representing bonuses payable at our World Jet facility. Our ability to make payments of principal and interest on outstanding debt will depend upon our future operating performance, which will be subject to economic, financial, competitive and other factors, some of which are beyond our control. Our ability to repay our indebtedness is dependent on several factors: our continued ability to secure high profit margin jobs, more fully utilizing our capacities, creating a higher bottom line and consequently more cash; and our ability to establish revolving credit lines, which we can draw on as needed.

                                  Page 32 of 63

OBLIGATIONS

Other than ordinary operating expenses and the employment agreements for officers Ian Herman and John Sawyer set forth below, as of June 30, 2004, Renegade, on a consolidated basis with wholly owned subsidiaries HAT and World Jet had two open obligations (1) $300,000.00 note owed from Renegade to Ralph Garcia as partial payment for the acquisition of World Jet Corporation; and (2) $174,000.00 note owed from World Jet to Ralph Garcia. The $1,513,540.00 in outstanding obligations owed by the Company as reflected in the 2004 second quarter financials were paid in full upon receipt of the equity financing received by selling shareholder Barron Partners, LP on May 31, 2004.

The only other continuing obligations of the Company are with respect to the two employment agreements between the Company and officers Ian Herman and John Sawyer. Both employment agreements are for a term of three (3) years beginning July 2003 and provide as follows:

Ian Herman
----------

The Company has an employment agreement with Ian Herman that provides that he shall serve as Chairman of the Board of Directors and Chief Executive Officer of the Company until July 21 2006, subject to successive one-year extensions, at the election of the Company and Mr. Herman, in the event that the Board of Directors fails to give him written notice, on or before July 21 2006, of its intent not to renew the agreement or to renew on different terms. The Company has agreed to compensate Mr. Herman at a base salary of not to exceed $150,000.00 per year plus employee benefits and has agreed to indemnify him against certain losses. Mr. Herman is entitled to an increase in base salary based upon the performance of the Company. In the event the Company's net profit equals at least $1,000,000.00, Mr. Herman's base salary shall be increased not to exceed $200,000.00 for such annual period and in the event the Company's annual net profit is greater than $1,000,000.00, the base salary shall increase up to $250,000.00, with such increase not to exceed 5% of all net profit in excess of $1,000,000.00. Mr. Herman may also be entitled to an annual discretionary bonus as determined by the Company's board of directors.


John Sawyer
-----------

The Company has an employment agreement with John Sawyer that provided that he would serve as President and Chief Operating Officer of the Company until July 21, 2006, subject to successive one-year extensions, at the election of the Company and Mr. Sawyer, in the event that the Company failed to give him written notice, on or before July 21, 2006 of the Company's intent not to renew the agreement or to renew on different terms. Pursuant to this agreement, the Company agreed to compensate Mr. Sawyer at a base salary not to exceed $150,000.00 per year plus employee benefits and, agreed to indemnify him against certain losses. Mr. Sawyer is entitled to an increase in base salary based upon the performance of the Company. In the event the Company's net profit equals at least $1,000,000.00, Mr. Sawyer's base salary shall be increased not to exceed $200,000.00 for such annual period and in the event the Company's annual net profit is greater than $1,000,000.00, the base salary shall increase up to $250,000.00, with such increase not to exceed 5% of all net profit in excess of $1,000,000.00. Mr. Sawyer may also be entitled to an annual discretionary bonus as determined by the Company's board of directors.


Each of these employment agreements is terminable by the Company with or without cause and by the named executive officer upon the occurrence of certain events, including a change in control of the Company, and a change in the named executive officer's responsibilities.


CRITICAL ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Trade Accounts Receivable

Trade accounts receivable represent amounts billed but uncollected on both completed and in-progress aircraft repair and maintenance contracts.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. The allowance is estimated as a percentage of accounts receivable based on a review of accounts receivable outstanding and the Company's prior history of uncollectible accounts receivable. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance have not been material to the financial statements.

Inventory

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed using the shorter of the lease term or the expected useful life of the assets. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charges to expense as incurred. Betterments or renewals are capitalized when incurred. Property and equipment are reviewed periodically to determine whether any events or circumstances indicate that the carrying amount may not be recoverable. Such review includes estimating future cash flows.

Revenue and Cost Recognition

Revenues from fixed-fee contracts for MRO sales are recognized on the percentage-of-completion method, measured by the cost-to-cost method, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Revision in cost and labor hour estimates and recognition of losses on these contracts are reflected in the accounting period in which the facts become known. Revenues from time and material contracts are recognized as the services are performed.

New Accounting Pronouncements:

In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of and the accounting and reporting provisions of APB Opinion No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years.

In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The interpretations provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. The Company has no guarantees, and therefore believes the adoption of FIN 45 will not have a material impact on its financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting or Stock Based Compensation--Transition and Disclosure--an Amendment of SFAS No. 123, Accounting for Stock-Based Compensation. This Statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on reported results. The statement has varying effective dates commencing with interim periods beginning after December 15, 2002. The Company does not expect the adoption of SFAS No. 148 to have a material effect on its financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities--an Interpretation of ARB No. 51. FIN 46 addresses consolidation of business enterprises of variable interest entities. FIN 46 is effective February 1, 2003. The Company does not expect the adoption of FIN 46 to have an effect on its financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in an accounting principal for financial instruments created before the issuance date of the Statement and existing at the beginning of the interim period of adoption. The Company does not expect the adoption of SFAS No. 150 to have a material effect on its financial statements.


                            Stock-Based Compensation
                            ------------------------

As permitted under the Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation", the Company accounts for its stock-based compensation to employees in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees". As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Certain pro forma net income and EPS disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method.

MARKETING STRATEGIES

HAT has identified maintenance and modification of the Boeing 727 and 737 and the DC-9/MD80 jet aircraft (and eventually, Boeing 757 aircraft) as its major target markets through at least 2005. Although aircraft maintenance is a multi-billion dollar annual industry, in many ways it is a very tightly knit community in which many key players are well known to one another. As a result, there exists a surprisingly efficient flow of information throughout the industry that makes a company's reputation by far its most important marketing asset.

The market for HAT's aircraft maintenance and modification services, although global in scope, is made up of a relatively small number of aircraft owners and operators. As such, HAT does not rely on media advertising, but rather focuses its marketing efforts on building personal relationships with the aircraft owners, operators, operations managers, consultants, customer representatives and key industry vendors that make up this surprisingly tight knit international aviation community.

While HAT does provide press releases to industry trade journals, the majority of its advertising budget is spent on "wining and dining" or otherwise entertaining customers and customer representatives on a face-to-face basis. Some of these meetings are made at industry trade conferences or at the customer's offices. More frequently, these meetings take place in Tucson when the customer or his representative visits to inspect HAT's facility or aircraft stored at the facility. Since the most potent marketing tool available to any repair station is a good reputation for delivering aircraft back to its customers on time and on budget, much of HAT's "marketing" really consists of maintaining good communication, performing well and otherwise making sure that each maintenance visit is an enjoyable experience for the customer and his on-site representatives or consultants. The marketing strategies described here have kept, and are keeping, HAT fully booked or over booked for the foreseeable future. Accordingly, HAT has no plans to change its marketing approach at this time.

HAT regularly provides press releases on major jobs and provides interviews for trade journals as a method for maintaining visibility in the industry. HAT also maintains a web site that describes its facilities, personnel and capabilities at www.hamaerotech.com.

BUSINESS PHILOSOPHY

Management has rejected a policy of growth for growth's sake in favor of focusing on profitability and building a good reputation for Hamilton Aerospace's operations group by limiting work contracts to those perceived to have a high probability of success. This strategy is also very beneficial to the company's marketing efforts in that a good track record of maintenance and modification contracts delivered successfully on-time and on-budget is by far the most potent tool for securing new work contracts.

The principal focus of the operations group at HAT is the implementation of strategies to enhance worker productivity, which include assigning dedicated crews and dedicated project managers to each aircraft in work, ongoing training for supervisors, project managers and quality control personnel, and improving material flow to each job site.

In managing its operations, the Company is committed to continuously evaluating the adequacy of its management structure and its existing systems and procedures; including its quality control, financial, and internal controls systems. HAT is focused on maintaining a small, but tightly knit and multi-tasking, highly experienced management team.

GOALS

Hamilton Aerospace Technologies' corporate goals are very narrow and focused. They are: o Maximize the profitability of the Company's operations group.

o    Rationalize the Company's debt and capital structure.

o Cautiously build Company value through the strategic exploitation of synergistic arbitrage and acquisition opportunities.

OPERATIONS STRATEGIES

Through experience, the management team at HAT has learned that, in the aircraft maintenance business, taking on too much work results in reduced profit margins, dissatisfied customers and, ultimately, the loss of future business. On the other hand, limiting work contracts to the number and type that can be performed effectively results in improved profit margins and increased future business opportunities.

Also, for budgetary purposes, most aircraft maintenance customers today prefer fixed-bid contracts on their scheduled maintenance checks. This common industry practice offers efficient well-managed repair stations the opportunity to significantly improve their profit margins, while still maintaining customer satisfaction.

By maintaining small, tightly knit work crews, retaining experienced crew chiefs and carefully screening work contracts, HAT has found that it can routinely come under budget on scheduled aircraft maintenance contracts fix-priced at rates widely accepted by the industry. Accordingly, while mindful of the need for long-term growth by the Company, Management is presently focused on pursuing a strategy of maximizing operations profitability and customer satisfaction in favor of rapid growth.

FINANCIAL STRATEGIES

The principle financial strategy of Renegade is to secure equity and/or debt financing sufficient to insure the efficient day-to-day operation of the HAT facility and enable the Company to provide reasonable payment terms to creditworthy customers. Management is also interested in securing additional funding for the purpose of certain productivity-improving or synergistic acquisitions and other asset-based business opportunities. Since HAT is now profitable, Renegade can, if necessary, meet its financial requirements internally. However, the equity and/or debt financing currently pursued by Management will greatly accelerate the growth of value in Renegade. Consequently, while Management is aggressively seeking to secure additional financial resources, it has no interest in entering into overly dilutive equity funding or onerous debt financing.

BUSINESS DEVELOPMENT STRATEGIES

As described in Operations Strategies above, Management is, for the foreseeable future, taking a conservative approach to growing the core aircraft maintenance services business in favor of more aggressively seeking to increase operating profit margins and customer satisfaction. In practical terms, this translates into annual sales revenue growth rates of no more than 20% in the Company's core aircraft maintenance business. Nonetheless, there exist significant growth opportunities for Renegade by expanding some of the business activities related to HAT's core aircraft maintenance business such as aircraft and aircraft parts sales and leasing, as well as aviation consulting services.

Distressed aviation assets often come to the attention of HAT, as a maintenance service provider and aircraft storage facility, prior to becoming known to the market at large. Frequently, such assets can be placed with end-users known to HAT. These arbitrage opportunities can involve distressed parts inventories, distressed aircraft that can be torn down for parts, or distressed aircraft that can be purchased, repaired and sold or leased at a profit. These types of arbitrage opportunities annually represent tens of millions of dollars of additional lucrative potential business available to HAT. At present these opportunities are limited by HAT's lack of access to capital. As Renegade gains more access to capital from outside sources or as a result of HAT operating profits, Management anticipates the revenue to Renegade from these types of opportunistic arbitrage transactions will become a significant portion of Renegade's future growth. HAT competes principally on the high quality of its services, its price competitiveness due to its location in the Southwest and low labor rates, its dry, mild climate and ability to do many MROM projects outdoors, and the low cost of its Tucson facility.


The large aircraft repair business is highly competitive. Revenues are sensitive to adverse changes in the air carrier business, due to factors such as airline profit levels, changes in fuel costs, average fare levels, and passenger demand. The heavily regulated airline industry, however, requires scheduled maintenance and repair services irrespective of industry economics, thus providing a reasonably steady market for HAT's services.

INDUSTRY OVERVIEW

As is the case in most industries, the aviation industry is cyclical in nature. Historical evidence suggests that the typical business cycle in the aviation industry has a duration of approximately 10 years peak to peak. The aviation industry appeared by mid-2001 to be headed into a prolonged downturn, and this trend was violently accelerated by the event of September 11th. Since September 11, 2001, at least five major repair stations either ceased doing business or filed for Chapter 11 protection. This factor has restricted the supply of services to the industry and opened up an opportunity for HAT. Air carriers such as United Airlines also have filed for Chapter 11 protection. The recession in the aviation industry appears to have bottomed out with some indications of a rebound now appearing on the horizon. We believe that the following trends are currently affecting the aviation industry and our operations in particular:

GROWTH IN THE MARKET FOR AIRCRAFT MROM SERVICES

The Boeing 2003 Current Market Outlook Report projects that the average worldwide passenger growth will be 5.1% per year through 2002. Similarly, the Boeing 2003 Current Market Outlook Report projects that the average worldwide cargo traffic growth will be 6.4% per year through 2022. This report also predicts that by 2022 HAT's target market of regional and narrow body jets will make up 74% of the worldwide fleet of commercial aircraft. We anticipate that these factors will in the long term increase the demand for maintenance and repair services. Based on this and other data, HAT estimates the worldwide market for MRO services at approximately $40 billion annually and that approximately $5 billion of that amount will be provided in North America. We believe airlines perform approximately well over half of the North American services and that the balance is performed by independent facilities such as HAT.

DIVERSIFIED SERVICES AND STRONG COMPETITIVE POSITION

Our services include a wide range of aircraft maintenance and repair services across a number of different airframes. The breadth of our services allows us to be a vendor of choice to our customers in a highly fragmented industry. HAT competes principally on the high quality of its services, its price competitiveness due to its location in the Southwest and low labor rates, its dry, mild climate that allows services to be performed with only rare weather interruptions and to do much of its service out of doors, and the low cost of its Tucson facility.

                             DESCRIPTION OF PROPERTY

The principal executive offices for both Renegade and Hamilton Aerospace are located at the Hamilton Aerospace hangar facilities in Tucson, Arizona at Tucson International Airport. This favorable location provides 360 days of sunshine per year together with extremely low humidity year round. These facilities are situated on the northwest ramp on 22 acres of concrete within the airport proper and are patrolled by the Tucson Airport Authority police force. HAT leases these facilities at a rental rate of $14,385 per month.

The HAT facility is level and fully paved with concrete sufficient to handle the largest aircraft on any part of its 22 acres. Two hangars provide the space for any modification and maintenance work that must be performed indoors. The larger hanger has 180' clear span and is 185' deep (30,400 sq. ft.), enabling it to wholly enclose a DC9 and a 727 at the same time. The hangar has been modified to serve as a paint booth as needed.

The smaller hangar is 100' clear span by 100' deep (10,000 sq. ft.) with 2,000 square feet of office space on the north side and another 4,000 square feet of enclosed space on the south. Numerous mobile offices have been added to accommodate recent expansion of production and administrative space and sales offices. Immediately adjacent on the south side of this hangar are 3,300 square feet of office space which house the electrical shop, avionics, quality control, planning, production control and the library. In addition, HAT has another 4,200 square feet of office and backshop space, 12,000 square feet of storage space, and 9,000 square feet of warehouse space.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Renegade
The principal executive office and telephone number are provided by John Sawyer, an officer of the corporation. The costs associated with the use of the telephone and mailing address were deemed by management to be immaterial as the telephone and mailing address were almost exclusively used by the officer for other business purposes.


On July 15, 2004, Renegade completed the acquisition of World Jet Corporation, a privately owned Nevada corporation, located at 6900 S. Park Ave., Tucson, AZ 85706 ("World Jet") pursuant to a stock purchase agreement. The consolidated Statement of Cash Flows for the period ending June 30, 2004 for World Jet and HAT, includes accounts payable to a related party which represents $1,250,000 for the World Jet closing; $300,000.00 note payable to World Jet and $454,000.00 due from World Jet in outstanding commissions.


Hamilton Aviation, Inc. ("HAT")
On April 15, 2002, Hamilton Aerospace entered into a Sale of Assets Agreement with Hamilton Aviation, a privately held Arizona corporation. The agreement contemplated the purchase by Hamilton Aerospace of substantially all of Hamilton Aviation's equipment and inventory used in its aircraft maintenance, repair and modification services business. Under the terms of this agreement, the closing date was to be not later than July 15, 2002. Hamilton Aviation is considered a related party because of the dependence of Hamilton Aerospace on the agreement with Hamilton Aviation.

Also on April 15, 2002, Hamilton Aerospace entered into a Lease/Purchase Agreement with Hamilton Aviation for the same assets that were included in the Sale of Assets Agreement. Under the Lease/ Purchase Agreement, these assets would be leased for a term of three (3) years or until the Sale of Assets Agreement closed, at which time, all asserts would transfer to Hamilton Aviation. The Lease / Purchase Agreement provided for payments in the amount of $8,000 per month to Hamilton Aviation through April 15, 2005. Provided that the Sale of Assets Agreement did not close by the expiration of Lease /Purchase Agreement, title of all assets covered under the Lease / Purchase Agreement would pass from Hamilton Aviation to Hamilton Aerospace upon expiration of the Lease/Purchase Agreement.

On May 9, 2002, Hamilton Aviation filed for protection under Chapter 11 of the United States Bankruptcy Code. Since that time the Sale of Assets Agreement between Hamilton Aviation and Hamilton Aerospace lapsed and accordingly, the Company continued to operate under the Lease/Purchase Agreement. Accordingly, the Company entered into negotiations with the trustee for Hamilton Aviation to re-negotiate the terms of the Lease/Purchase Agreement so as to convert it to an operating lease. A new month-to-month lease was negotiated with payments of $8000 per month.

On February 10, 2003, the judge presiding over the Chapter 11 Bankruptcy of Hamilton Aviation approved a Sale of Assets Agreement between Hamilton Aviation and HAT. The agreement was for a purchase price of $1.5 million, with a down payment in the amount of $300,000. The balance was payable monthly at 6 1/2% interest. Because the original agreement to purchase Hamilton Aviation were negotiated prior to Hamilton Aviation's petition for bankruptcy, HAT elected to renegotiate a new agreement that better reflected the scope of the current transaction in light of the current market. The new agreement covers sale of a portion of Hamilton Aviation's physical assets and has a reduced payoff clause, which states that $1 million will be considered full payment, providing HAT satisfies said agreement according to its terms. At December 31, 2003 negotiations on the new agreement were ongoing. (See Subsequent Events)

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


During the fiscal year ended December 31, 2003, the Common Shares were quoted under symbol "RDVN" on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. Prior to May 2, 2002, the date on which Renegade acquired Hamilton Aerospace, few transactions took place. As of September 24, 2004, the approximate number of record holders of Company common stock was 30,650,386. The following information relates to the trading of our common stock, par value $.001 per share. The high and low last sales prices of our common stock for each quarter during our two most recent fiscal years, as reported by the OTC Bulletin Board to date, are set forth below:

          ------------ ----------------- ------------ ---------
                                            HIGH         LOW
          ------------ ----------------- ------------ ---------
          2004         First Quarter     $  .53         $  .23
          ------------ ----------------- ------------ ---------
                       Second Quarter       .86            .19
          ------------ ----------------- ------------ ---------
          2003         First Quarter     $  .44         $  .24
          ------------ ----------------- ------------ ---------
                       Second Quarter       .31            .17
          ------------ ----------------- ------------ ---------
                       Third Quarter        .47            .20
          ------------ ----------------- ------------ ---------
                       Fourth Quarter       .55            .16
          ------------ ----------------- ------------ ---------
          2002         First Quarter      $ .375        $  .25
          ------------ ----------------- ------------ ---------
                       Second Quarter       3.30           .20
          ------------ ----------------- ------------ ---------
                       Third Quarter         .50           .10
          ------------ ----------------- ------------ ---------
                       Fourth Quarter        .44           .07
          ------------ ----------------- ------------ ---------

                             EXECUTIVE COMPENSATION
The table below presents information concerning the compensation of the Company's Chairman of the Board, Chief Executive Officer and its other most highly compensated executive officers for 2001,2002 and 2003. None of such persons were compensated by the Company or by HAT during 2001. Such officers are sometimes collectively referred to below as the "Named Officers."

SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------- ------------------------------- -------------------------
Annual Compensation                                                        Awards                          Payouts
-------------------------------------------------------------------------- ------------------------------- -------------------------
(a)                   (b)           (c)        (d)        (e)              (f)           (g)               (h)        (i)
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
Name and Principal    Year          Salary     Bonus      Other            Restricted    Securities        LTIP       Other
Position                                                  Annual           Stock Awards  Underlying        Payouts    Compensation
                                                          Compensation                   Options/SAR's
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
Ian Herman Chairman   2003 (4)      $109,717   None       None             2,500,000     None              None       None
& CEO
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
                      2002 (5)      $75,240    None       None             None          $40,000           None       None
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
                      2001          $0         None       None             None          None              None       None
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
Ronald J. Clark,      2003          $28,766    None       None             None          None              None       None
Former President
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
                      2002 (5)      $75,240    $15,000    None             None          None              None       None
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
                      2001          $0         None       None             None          None              None       None
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
John B. Sawyer,       2003 (4)      $142,159   None       None             2,500,000     None              None       None
President & COO
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
                      2002 (5)      $88,310    None       None             400,000       None              None       None
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
                      2001          $0         None       None             None          None              None       None
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
Alfredo A. Mason,     2003          $0         None       None             None          None              None       None
Director
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
                      2002          $0         None       None             None          None              None       None
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
                      2001          $0         None       None             None          None              None       None
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
Lawrence Mulchay      2003          $0         None       None             None          None              None       None
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
                      2002          $0         None       None             None          None              None       None
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
                      2001          $0         None       None             None          None              None       None
--------------------- ------------- ---------- ---------- ---------------- ------------- ----------------- ---------- --------------
(4) The Restricted stock awards given to Herman and Sawyer in 2003 are pursuant to Employment Agreements filed under form DEF 14C on September 26, 2003.

(5) The bonus amounts payable in 2002 to Clark consist of awards of common stock pursuant to the 1997 Employee Stock Compensation Plan. The restricted stock awards consist of common stock awarded pursuant to the 1997 Employee Stock
Compensation Plan.
                                  Page 39 of 63


--------------- ------------ ---------- ------------ ---------------- ------------ ----------------- ----------- ----------------
Randy J.        2003         $0         None         None             None         None              None        None
Sasaki,
Former
Director
--------------- ------------ ---------- ------------ ---------------- ------------ ----------------- ----------- ----------------
                2002 (6)     $0         $22,500      None             None         None              None        None
--------------- ------------ ---------- ------------ ---------------- ------------ ----------------- ----------- ----------------
                2001         $0         None         None             None         None              None        None
--------------- ------------ ---------- ------------ ---------------- ------------ ----------------- ----------- ----------------
--------------- ------------ ---------- ------------ ---------------- ------------ ----------------- ----------- ----------------
John Brasher,   2003         $0         None         None             None         None              None        None
Former
Director
--------------- ------------ ---------- ------------ ---------------- ------------ ----------------- ----------- ----------------
                2002 (6)     $0         None         $18,340          None         None              None        None
--------------- ------------ ---------- ------------ ---------------- ------------ ----------------- ----------- ----------------
--------------- ------------ ---------- ------------ ---------------- ------------ ----------------- ----------- ----------------
                2001         $0         None         $5,500           None         None              None        None
--------------- ------------ ---------- ------------ ---------------- ------------ ----------------- ----------- ----------------
--------------- ------------ ---------- ------------ ---------------- ------------ ----------------- ----------- ----------------
Gordon D.       2003         $33,518    None         None             None         None              None        None
Hamilton,
Director
--------------- ------------ ---------- ------------ ---------------- ------------ ----------------- ----------- ----------------
                2002         $0         None         None             None         None              None        None
--------------- ------------ ---------- ------------ ---------------- ------------ ----------------- ----------- ----------------
                2001         $0         None         None             None         None              None        None
--------------- ------------ ---------- ------------ ---------------- ------------ ----------------- ----------- ----------------

None of the Named Officers received any form of non-cash compensation from the Company or HAT in the years ended December 31, 2001, 2002 or 2003. The Company intends to implement employee benefits that will be generally available to all its employees and its subsidiary employees, including medical, dental and life insurance benefits and a 401(k) retirement savings plan.

                                                OPTION/SAR GRANTS LAST FISCAL YEAR
                                                         INDIVIDUAL GRANTS

--------------------------- ------------------------ ------------------------- ------------------------ -------------------------
(a)                         (b)                      (c)                       (d)                      (e)
--------------------------- ------------------------ ------------------------- ------------------------ -------------------------
Name                        Number of Securities     % of Total options/SARs   Exercise or Base Price   Expiration Date
                            Underlying               Granted to Employees in   ($/share)
                            Options/SARs Granted     Fiscal Year
--------------------------- ------------------------ ------------------------- ------------------------ -------------------------
Ian Herman                  None                     N/A                       N/A                      N/A
--------------------------- ------------------------ ------------------------- ------------------------ -------------------------
Ronald Clark                None                     N/A                       N/A                      N/A
--------------------------- ------------------------ ------------------------- ------------------------ -------------------------
John Sawyer                 None                     N/A                       N/A                      N/A
--------------------------- ------------------------ ------------------------- ------------------------ -------------------------
Randy Sasaki (7)            None                     N/A                       N/A                      N/A
--------------------------- ------------------------ ------------------------- ------------------------ -------------------------
John Brasher (7)            None                     N/A                       N/A                      N/A
--------------------------- ------------------------ ------------------------- ------------------------ -------------------------

                                       AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                                                   AND YEAR END OPTION/SAR VALUE

----------------------- --------------------- --------------------- ------------------------------ ------------------------------
(a)                     (b)                   (c)                   (d)                            (e)
----------------------- --------------------- --------------------- ------------------------------ ------------------------------
Name                    Shares Acquired on    Value Realized ($)    Exerciseable/Unexerciseable    Exerciseable/Unexerciseable
                        Exercise
----------------------- --------------------- --------------------- ------------------------------ ------------------------------
Ian Herman              None                  N/A                   N/A                            N/A
----------------------- --------------------- --------------------- ------------------------------ ------------------------------
Ronald Clark            None                  N/A                   N/A                            N/A
----------------------- --------------------- --------------------- ------------------------------ ------------------------------
John Sawyer             None                  N/A                   N/A                            N/A
----------------------- --------------------- --------------------- ------------------------------ ------------------------------
Randy Sasaki (8)        None                  N/A                   500,000                        N/A
----------------------- --------------------- --------------------- ------------------------------ ------------------------------
John Brasher (8)        None                  N/A                   500,000                        N/A
----------------------- --------------------- --------------------- ------------------------------ ------------------------------
---------------------------------------------------------
(6) Sasaki and Brasher were directors, and Sasaki was an executive officer of the Company for the years respectively ended December 31, 2001 and 2002. Their service terminated on May 3, 2002. Other compensation payable to Brasher for those years consisted of legal fees.

(7) Sasaki and Brasher were directors, and Sasaki was an executive officer, of the Company during the year ended December 31, 2001 and 2000.

                                  Page 40 of 63

(8) Sasaki and Brasher were directors, and Sasaki was an executive officer, of the Company during the year ended December 31, 2001. No value for the unexercised options held by them at year-end could be ascertained due to the lack of any trading market in the Company's shares. Randy Sasaki and John Brasher each exercised options to purchase 500,000 shares of common stock. Otherwise, none of the Named Officers exercised any options or SARs during the preceding two years.


1997 Employee Stock Compensation Plan

Renegade has adopted the 1997 Employee Stock Compensation Plan for employees, officers, directors of Renegade and advisors to Renegade (the "ESC Plan"), which has been approved by the shareholders. Renegade has reserved a maximum of 1,000,000 Common Shares to be issued upon the grant of awards under the ESC Plan. Employees will recognize taxable income upon the grant of Common Stock equal to the fair market value of the Common Stock on the date of the grant and Renegade will recognize a compensating deduction at such time. The Board of Directors administers the ESC Plan. All shares of Common Stock available under the ESC Plan have been awarded and issued.

1997 Compensatory Stock Option Plan

Renegade has adopted the 1997 Compensatory Stock Option Plan for officers, employees, directors and advisors (the "CSO Plan"). The shareholders have approved this plan. Renegade has reserved a maximum of 2,000,000 Common Shares to be issued upon the exercise of options granted under the CSO Plan. The CSO Plan will not qualify as an "incentive stock option" plan under Section 422A of the Internal Revenue Code of 1986, as amended. Options will be granted under the CSO Plan at exercise prices to be determined by the Board of Directors or other plan administrator. With respect to options granted pursuant to the CSO Plan, optionees will not recognize taxable income upon the grant of options granted at or in excess of fair market value. Renegade will be entitled to a compensating deduction (which it must expense) in an amount equal to any taxable income realized by an optionee as a result of exercising the option. The Board of Directors administers the CSO Plan. All options available under the CSO Plan have been awarded and issued.

2002 Compensatory Stock Option Plan

Renegade has adopted the 2002 Compensatory Stock Option Plan for officers, employees, directors and advisors (the "2002 CSO Plan"). The shareholders have not yet approved this plan. Renegade has reserved a maximum of 3,000,000 Common Shares to be issued upon the exercise of options granted under the 2002 CSO Plan. The 2002 CSO Plan will not qualify as an "incentive stock option" plan under Section 422A of the Internal Revenue Code of 1986, as amended. The Board of Directors or other plan administrator will grant options under the 2002 CSO Plan at exercise prices to be determined. With respect to options granted pursuant to the 2002 CSO Plan, optionees will not recognize taxable income upon the grant of options granted at or in excess of fair market value. Renegade will be entitled to a compensating deduction (which it must expense) in an amount equal to any taxable income realized by an optionee as a result of exercising the option. The Board of Directors administers the 2002 CSO Plan. Options to purchase an aggregate of 1,080,000 shares of Renegade common stock have been granted under the 2002 CSO Plan.

2003 Employee Stock Compensation Plan

Renegade has adopted the 2003 Employee Stock Compensation Plan for officers, employees, directors and advisors (the "2002 ESC Plan"). The shareholders have not yet approved this plan. Renegade has reserved a maximum of 5,000,000 Common Shares to be issued upon the grant of awards under the ESC Plan. Employees will recognize taxable income upon the grant of Common Stock equal to the fair market value of the Common Stock on the date of the grant and Renegade will recognize a compensating deduction at such time. The Board of Directors administers the ESC Plan. 2,800,000 shares of Common Stock available under the ESC Plan have been awarded and issued.

 Compensation of Directors

We have employment agreements with Ian Herman and John B. Sawyer. Each provides for the payment of a base salary with increases in base salary based upon the company's net profit performance and for bonus compensation based on performance.

                              FINANCIAL STATEMENTS

The audited financial statements of Renegade Venture Corporation (NEV.) for the years ended December 31, 2002 and 2003 and related notes which are included in this offering have been examined by Larry O'Donnell, CPA, and have been so included in reliance upon the opinion of such accountants given upon their authority as an expert in auditing and accounting.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                        CONTROL AND FINANCIAL DISCLOSURE


None.

                             FOR FURTHER INFORMATION

We are a small business reporting company and file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy these reports, proxy statements, and other information at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at
(800) SEC-0330 for more information about the operation of the public reference rooms. You may also request copies of these documents by writing to the SEC and paying a fee for the copying cost. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov" and at our own web site at "http://www.renegadeventurecorp.com".

The SEC allows us to "incorporate by reference" information included in documents that we file with it, which means that we may disclose important information to you by referring you to other documents. Information incorporated by reference is an important part of this prospectus, and documents that we file later with the SEC will automatically update and supersede that information. We are incorporating by reference in this prospectus the documents listed below and, until the termination of the offering, any future filings which we make with the SEC under Sections 13(a), 13(c), 14, and 15 (d) of the Securities Exchange Act of 1934:

     o Our annual report on Form 10-KSB for the year ended December 31, 2003, which contains our financial statements for our latest fiscal year,

     o Our quarterly report on Form 10-QSB for the quarter ended March 31, 2004,

     o Our quarterly report on Form 10-QSB fir the quarter ended June 30, 2004, and

     o Our registration statement on Form SB-2, as amended, which includes a description of our common stock.

     We will provide you, without cost, with a copy of any of these filings on request made orally or in writing to us at the following address:


                       Renegade Venture (NEV.) Corporation
                                6901 S. Park Ave.
                                Tucson, AZ 85706
                            Attn: Investor Relations
                               Tel: (520) 294-3481
                               Fax: (520) 741-1430

                       Renegade Venture (NEV.) Corporation

                        CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                DECEMBER 31, 2003
                                 MARCH 31, 2004
                                  JUNE 30, 2004






                                TABLE OF CONTENTS



         INDEPENDENT AUDITOR'S REPORT                                 F-1

         CONSOLIDATED ASSETS                                          F-2

         CONSOLIDATED LIABILITIES AND STOCKHOLDER'S EQUITY            F-3

         CONSOLIDATED STATEMENT OF OPERATIONS                         F-4

         CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY               F-5

         CONSOLIDATED STATEMENT OF CASH FLOWS                         F-6

         NOTES TO FINANCIAL STATEMENTS                                F-7 - F-19

                           Larry O'Donnell, CPA, P.C.
                           Certified Public Accountant
                        2228 South Fraser Street, Unit 1
                             Aurora, Colorado 80014
                              Office: 303-745-4545


                          Independent Auditor's Report


Board of Directors and Stockholders
Renegade Venture (NEV.) Corporation

I have audited the accompanying consolidated balance sheet of Renegade Venture (NEV.) Corporation as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the then years ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Renegade Venture (NEV.) Corporation as of December 31, 2003 and 2002 and the results of its operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12, the Company's has negative working capital, negative cash flows from operations and operating losses which raises substantial doubt about its ability to continue as a going concern. Management's plans in those matters are also described in Note
12. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/  Larry O'Donnell, CPA, P.C.
-------------------------------
     Larry O'Donnell, CPA, P.C.


March 21, 2004, except note 16 which is dated May 24, 2004

                       RENEGADE VENTURE (NEV) CORPORATION
                       ----------------------------------
                           Consolidated Balance Sheet
                       June 30, 2004 and December 31, 2003



                                     ASSETS


                                                    June 30,        December 31,
                                                     2004               2003
                                                  (unaudited)         (audited)
                                                 -------------      ------------
CURRENT ASSETS
Cash and cash equivalents                          $   367,691       $     8,680
Accounts receivable                                  2,192,965         1,612,945
Note receivable, related party                         154,724             6,400
Inventory                                            3,159,554           570,794
Funds in Escrow                                      1,650,535              --
Other current assets                                   299,067           392,407
                                                   -----------       -----------

  TOTAL CURRENT ASSETS                             $ 7,824,536       $ 2,591,226

Property, plant and equipment                        1,708,916           532,388
Investment                                              25,000              --
Goodwill                                               597,724              --
Other non-current assets                               123,417           122,167
                                                   -----------       -----------

  TOTAL ASSETS                                     $10,279,594       $ 3,245,781
                                                   ===========       ===========



                                                F-3

                                RENEGADE VENTURE (NEV) CORPORATION
                                    Consolidated Balance Sheet
                                June 30, 2004 and December 31, 2003


                                LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                       June 30,               December 31,
                                                                         2004                    2003
                                                                      (unaudited)              (audited)
                                                                     ------------            -------------
CURRENT LIABILITIES
Notes payable                                                        $    505,703            $    798,862
Note payable-related party                                              2,004,000                    --
Accounts payable - trade                                                1,093,935               1,691,853
Accounts payable - related party                                             --                    71,827
Due to factor                                                              54,217                 394,391
Customer deposits                                                           2,800                  27,800
Billings in excess of costs and estimated
  earnings on contracts in progress                                       304,920                 323,686
Accrued liabilities                                                       890,616                 688,518
Shares subject to mandatory redemption                                    400,535                 400,535
                                                                     ------------            ------------

  TOTAL CURRENT LIABILITIES                                          $  5,256,726            $  4,397,472

LONG-TERM LIABILITIES
Notes payable - long term portion                                    $  1,044,425                    --
                                                                     ------------            ------------

   TOTAL LONG-TERM LIABILITIES                                       $  1,044,425                    --
                                                                     ------------            ------------

TOTAL LIABILITIES                                                    $  6,301,151            $  4,397,472
                                                                     ============            ============

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value, 5,000,000 shares
  authorized, no shares issued or outstanding 2003;                          --
No preferred stock authorized, issued or outstanding in 2004

Common stock, $.001 par value, 50,000,000 shares authorized
  27,080,000 and 17,480,000 shares issued 2004 and 2003
  and 27,080,000 and 17,410,000 shares
  outstanding 2004 and 2003                                                28,710                  18,110
Additional paid-in capital                                              5,920,723               2,412,123
Deferred compensation                                                    (320,000)               (332,000)
Contributed capital                                                       620,289                 620,289
Accumulated earnings                                                   (2,271,280)             (3,870,213)
                                                                     ------------            ------------

  Total paid-in capital and accumulated deficit                         3,978,443              (1,151,691)

Less: treasury stock, at cost                                                --                      --
                                                                     ------------            ------------

  TOTAL STOCKHOLDERS' EQUITY                                            3,978,443              (1,151,691)
                                                                     ============            ============

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 10,279,594            $  3,245,781
                                                                     ============            ============


                                              Page 46 of 63



                                                         F-4

                                         RENEGADE VENTURE (NEV.) CORPORATION
                                        Consolidated Statement of Operations
                            As of June 30, 2004 and 2003 and December 31, 2003 and 2002

                                         Three           Three         Six Months         Six
                                        Months          Months            ended          Months          Year            Year
                                         ended           ended           June 30,         ended          ended           ended
                                        June 30,        June 30,           2004          June 30,       December        December
                                          2004            2003                             2003         31, 2003        31, 2002*
                                       (unaudited)     (unaudited)     (unaudited)     (unaudited)      (audited)       (audited)
                                       -----------     -----------     ------------     ----------     ------------    ------------
Net sales                              $  4,300,874    $  4,071,135    $  8,586,905    $  7,519,360    $ 15,378,352    $  5,009,703

Less cost of sales                        2,700,443       3,355,881       5,601,714       6,174,549      12,489,247       4,400,727
                                       ------------    ------------    ------------    ------------    ------------    ------------

Gross profit                              1,600,431         715,254       2,985,191       1,344,811       2,889,105         608,976
Less selling, general and
administrative expenses                     781,805         865,784       1,617,404       1,567,269       3,727,036       3,106,423
Less penalties
                                            154,706         127,422         190,512         160,481         132,096          26,568
                                       ------------    ------------    ------------    ------------    ------------    ------------

Gain (loss) from operations                 663,920        (277,952)      1,177,275        (382,939)       (970,027)     (2,524,015)

Other income (expense):
  Interest income                            31,271          87,654          61,392         125,293         370,030          67,858
  Interest expense                          (89,819)       (181,543)       (184,813)       (239,677)       (690,663)       (114,386)
  Discounts taken                            12,536          14,273
  Miscellaneous expense                      (1,578)        (13,928)         (9,084)        (15,481)        (19,551)         (7,790)
  Miscellaneous income                        2,583           5,318           2,583          10,509          10,780           7,547
  Gain on renegotiation of contract         224,654            --           537,308            --              --              --
                                       ------------    ------------    ------------    ------------    ------------    ------------
Pre-tax net income                          843,567        (380,450)      1,598,934        (502,295)     (1,299,428)     (2,570,785)

Income tax without carryforward            (345,593)                       (655,051)

Reduction from carryforward of NOL          345,593                         655,051
                                       ------------    ------------    ------------    ------------    ------------    ------------

Net profit/(loss)                      $    843,567    $   (380,450)   $  1,598,934    $   (502,295)   $ (1,299,428)   $ (2,570,785)
                                       ============    ============    ============    ============    ============    ============

Net earnings/(loss) per share**                0.03           (0.04)           0.06           (0.05)          (0.07)          (0.14)
Net earnings/(loss) per share***       $       0.02    $      (0.04)   $       0.04    $      (0.05)   $      (0.07)   $      (0.14)
                                       ============    ============    ============    ============    ============    ============

*    Revenue producing operations began April 15, 2002
**   27,080,000  issued and outstanding  shares for 2004;  10,680,000 shares for
     2003
***  44,740,000 includes pledged and options for 2004; no change for 2003


                                                                      Page 47 of 63


                                                    F-5

                                    RENEGADE VENTURE (NEV) CORPORATION
                         Consolidated statement of Changes in Stockholders' Equity
                For the Year Ended December 31, 2003 and the Six Months Ended June 30, 2004

                                                              Additional
                                                  Treasury      Paid-in        Contributed      Deferred
                              Common Stock          Stock        Capital         Capital      Compensation
                         Shares        Amount      Amount        Amount          Amount          Amount
                         ------        ------      ------        ------          ------          ------
December 31, 2002      1,898,0000      19,360     (114,000)     1,904,075        520,289         (66,000)

Activity 1st Qtr
2003
 Shares issued             50,000          50                      14,950
 Shares returned          (50,000)        (50)                         50
 Compensation                                                                                     18,000
expensed

Activity 2nd Qtr
2003
 Compensation                                                                                    18,000
expensed
  See below          #

Activity 3rd Qtr
2003
 Shares returned     * (1,560,000)     (1,560
 Shares issued       ~  5,610,000       5,610
  No stock held in                                 114,000       (114,000)
Treasury
 Compensation                                                                                     18,000
 expensed

Activity 4th Qtr
2003
 Shares issued          2,800,000       2,800                     501,200        100,000

December 31, 2003      25,830,000      26,210            0      2,821,225        620,289        (332,000)
-----------------

Activity 1st Qtr
2004
 Compensation                                                                                     12,000
expensed

Activity 2nd Qtr
2004
 Shares issued          9,600,000       9,600                   3,009,600
 Shares pledged      ^  1,000,000       1,000                     499,000
 Shares returned     #   (250,000)
  Shares returned    # (8,100,000)     (8,100)

June 30, 2004          27,080,000      28,710            0      5,920,723        620,289        (320,000)
                     ^  1,000,000

RETAINED EARNINGS

Balance December 31, 2003                      ($3,872,214)
Net income, First six months of 2004             1,598,934
                                                ----------

Balance June 30, 2004                          ($2,281,280)

*    Correction related to 60,000 shares at $.30 per share that were not issued.
     $18,000 expense reduction entered in 4th quarter.
~ Correction from 3rd quarter 10Q filing, 5,000,000 shares were recorded at $.30 per share should have been at $.08 per share.
# Financial Statements in 2nd Qtr of 2003 were adjusted to reflect changes in shares due to the following: Mediation agreement discussed under Commitments and Contingencies (Clark). Court order discussed under Commitments and Contingencies (OMAC) The shares were actually returned in the 2nd Qtr of 2004 as shown in the above table.
^ Stock related to the acquisition of World Jet Corporation was not issued until July, 2004.

Note: The Board of Directors has voided, due to lack of consideration, 1,500,000 shares of common stock issued to Seajay Holding Company, Inc. On June 29, 2004, the Board, through its attorney, filed suit to recover these 1,500,000 shares.
There have been no entries in the accompanying financial statements related to the voiding of the Seajay stock.

                                  Page 48 of 63


                                                           F-6

                                             RENEGADE VENTURE (NEV) CORPORATION

                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                      As of June 30, 2004 and 2003 (unaudited) and December 31, 2003 and 2002 (audited)

                                                     June 30,          June 30,           December 31,     December 31,
                                                      2004               2003                2003               2002
                                                   (unaudited)        (unaudited)         (audited)          (audited)
                                                   ------------------------------        -------------------------------
  Increase (Decrease) in Cash and Cash
  Equivalents:

  Cash flows from operating activities:
      Net Profit/(Loss)                            $ 1,598,934        $  (502,295)       $(1,299,428)       $(2,570,785)

  Adjustments to reconcile net loss to net
  cash
    Provided (used) by operating activities:
      Depreciation                                     114,464             54,701            111,904              7,983
      Allowance for Doubtful Accounts                      509               --                 --                 --
      Inventory write downs                            102,083               --                 --                 --
      Gain from renegotiation of contract             (537,308)              --                 --                 --
      Expenses paid with stock                          46,959             51,000            571,000          1,342,900
                                                   -----------        -----------        -----------        -----------
  Net adjustments to reconcile net                    (273,293)           105,701            682,904          1,350,883
  income/loss to net cash

  Changes in Assets and Liabilities:
      Accounts receivable                               (3,039)        (1,749,549)          (859,471)          (796,185)
      Prepaid expenses                                  79,523              5,234            (15,216)          (100,781)
      Restricted funds                              (1,650,945)              --              (75,410)              --
      Costs and estimated earnings in
  excess of
            billings on contracts in                      --               14,200               --                 --
  progress
       Inventory                                    (1,224,620)
       Assets held for sale                           (965,250)
      Other current assets                             (30,736)           (74,293)          (157,784)          (137,589)
      Other non-current assets                            --             (116,366)            22,292            (43,209)
      Accounts payable-trade                            (7,959)         1,813,238          1,067,726            701,523
      Accounts payable-related party                    56,737               --              (55,202)            79,202
      Due to factor                                   (139,123)           581,984            272,979            106,484
      Customer deposits                                (25,000)            20,000             27,800               --
      Billings in excess of cost and
  estimated
         earnings on contracts in progress             (18,766)            84,112            250,335             73,351
       Income tax payable                             (463,690)              --                 --                 --
      Commitments and contingencies                       --              400,535            400,535               --
      Accrued liabilities                             (360,924)           481,521           (227,539)           916,017
                                                   -----------        -----------        -----------        -----------
  Net cash provided by/(used for)                   (2,462,899)            98,772             34,521           (421,089)
  operating activities
  Cash flows from investing activities:
      Purchase of property, plant and               (1,238,387)           (40,761)           (83,941)          (195,187)
  equipment
                                                   -----------        -----------        -----------        -----------
  Net cash used for investing activities            (1,238,387)           (40,761)           (83,941)          (195,187)

  Cash flows from financing activities:
      Notes payable                                    206,311            526,273            598,061            100,632
      Notes payable - related party                    (40,565)          (165,938)          (117,000)           117,000
      Note receivable                                  278,595               --             (101,250)              --


                                                             Page 49 of 63




                                                             F-6

                                           RENEGADE VENTURE (NEV) CORPORATION

                                        CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                      As of June 30, 2004 and 2003 (unaudited) and December 31, 2003 and 2002 (audited)

                                                     June 30,          June 30,           December 31,     December 31,
                                                      2004               2003                2003               2002
                                                   (unaudited)        (unaudited)         (audited)          (audited)
                                                   ------------------------------        -------------------------------
      Note receivable -- related party                   6,400               --               (6,400)              --

      Paid-in capital                                3,009,600               --                 --              400,535
      Treasury stock                                      --              (16,667)           (16,667)              --
      Issuance of stock                                  9,600           (400,535)          (300,535)              --
                                                   -----------        -----------        -----------        -----------
  Net cash provided by/(used for)                    3,469,941            (56,867)            56,209            618,167
  financing activities

  Net increase in cash and cash equivalents           (231,345)             1,144              6,789              1,891
  Cash and cash equivalents at beginning
  of period                                            599,036              1,891              1,891                  0
                                                   -----------        -----------        -----------        -----------

  Cash and cash equivalents at end of
  period                                           $   367,691        $     3,035        $     8,680        $     1,891
                                                   ===========        ===========        ===========        ===========

  Interest paid during the period                      184,813            239,677            690,663            114,386



                                                              Page 50 of 63

                       RENEGADE VENTURE (NEV.) CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             December 31, 2003, December 31, 2002 and June 30, 2004


1. BASIS OF PRESENTATION

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for financial information. In the opinion of management, all adjustments consisting of normal recurring adjustments considered necessary to a fair presentation have been included.

The condensed consolidated financial statements include the accounts of Renegade Venture (NEV.) Corporation and its wholly owned subsidiaries, Hamilton Aerospace Technologies, Inc. ("Hamilton Aerospace") and Johnstone Softmachine Corporation("Johnstone"), collectively, the "Company". All were acquired by Renegade on April 30,2002. As such, the financial statements reflect the accounting activity of Hamilton Aerospace since its inception, April 5, 2002. For accounting purposes, the transaction has been treated as an acquisition of Renegade Venture (NEV.) Corporation by Hamilton Aerospace and as a recapitalization of Renegade Venture (NEV.) Corporation. Since Hamilton Aerospace began operating on April 15, 2002 no results of operations for the period January 1, 2002 to April 14, 2002 have been presented.

2. ORGANIZATION AND NATURE OF OPERATIONS

Renegade Venture (Nev.) Corporation, formerly Renegade Venture Corporation, was incorporated on February 13, 1989, as a Delaware corporation. In 1997, the Company was re-domiciled as a Nevada Corporation through a merger with a newly formed Nevada Corporation, Renegade Venture (NEV.) Corporation, a wholly owned subsidiary of Renegade Venture Corporation.

On April 30, 2002, the Company acquired 100% of the common stock of Hamilton Aerospace Technologies Inc. ("HAT") pursuant to a Stock Exchange Agreement whereby the former shareholders of Hamilton Aerospace received 12,500,000 common shares of Renegade Venture (NEV.) Corporation. Subsequent to this reverse merger there were 16,200,000 total common shares outstanding. Hamilton Aerospace was formed on April 5, 2002 and commenced operations on April 15, 2002. HAT provides large aircraft maintenance, repair and modification services to owners and operators of large transport-category commercial jet aircraft. Services of this nature are required and needed by passenger and cargo air carriers, aircraft lessors, and governmental entities.

On April 12, 2002, Renegade Venture (NEV.) Corporation acquired 100% of the common stock of Johnstone Softmachine Corporation (Johnstone) pursuant to the Stock Purchase Agreement and Plan of Reorganization by and between LogiCapital Corporation (the principal shareholder of Johnstone), an entity controlled by John Brasher who, at that time, was a director of Renegade Venture (NEV.) Corporation (he has since resigned) and Renegade Venture (NEV.) Corporation. Mr. Brasher was also a principal stockholder of Renegade Venture (NEV.) Corporation prior to the merger. As such, this transaction represented a transfer between control groups and is reported on a historical cost basis. Johnstone was formed on May 8, 1996 has had no substantial operations, and is in the development stage. Johnstone currently lacks the funding necessary to commence operations.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Trade Accounts Receivable

Trade accounts receivable represent amounts billed but uncollected on both completed and in-progress aircraft repair and maintenance contracts.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. The allowance is estimated as a percentage of accounts receivable based on a review of accounts receivable outstanding and the Company's prior history of uncollectible accounts receivable. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance have not been material to the financial statements. Inventory

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets. The estimated useful life of computer equipment and software is three years; the estimated useful life of all other categories of assets is five years. Amortization of leasehold improvements is computed using the shorter of the lease term or the expected useful life of the assets. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charges to expense as incurred. Betterments or renewals are capitalized when incurred. Property and equipment are reviewed periodically to determine whether any events or circumstances indicate that the carrying amount may not be recoverable. Such review includes estimating future cash flows.

Revenue and Cost Recognition

Revenues from fixed-fee contracts for MRO sales are recognized on the percentage-of-completion method, measured by the cost-to-cost method, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Revision in cost and labor hour estimates and recognition of losses on these contracts are reflected in the accounting period in which the facts become known. The cumulative catch up method is used to account for changes in estimates of total revenues, total costs or extent of progress. Projects are considered substantially complete when all significant elements of the contract have been performed. As of December 31, 2003, there are no material amounts in excess of the agreed contract price that the Company seeks to collect from customers or others for customer-caused delays, errors in specifications or designs, contract terminations, change orders in dispute or unapproved as to both scope and price, or other causes of unanticipated additional costs. Revenue from part sales is recognized when the parts are shipped. Revenues from time and material contracts and all other ancillary services are recognized as the services are performed.

Income (Loss) per share - Basic earnings per share includes no dilution and is computed by dividing net earnings (loss) available to stockholders by the weighted number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the Company's earnings. During the years ended December 31, 2003 and 2002, there were no dilutive securities.

New Accounting Pronouncements:

In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of and the accounting and reporting provisions of APB Opinion No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years.

In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"),Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The interpretations provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. The Company has no guarantees, and therefore believes the adoption of FIN 45 will not have a material impact on its financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting or Stock Based Compensation--Transition and Disclosure--an Amendment of SFAS No. 123, Accounting for Stock-Based Compensation. This Statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on reported results. The statement has varying effective dates commencing with interim periods beginning after December 15, 2002. The Company does not expect the adoption of SFAS No. 148 to have a material effect on its financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities--an Interpretation of ARB No. 51. FIN 46 addresses consolidation of business enterprises of variable interest entities. FIN 46 is effective February 1, 2003. The Company does not expect the adoption of FIN 46 to have an effect on its financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in an accounting principal for financial instruments created before the issuance date of the Statement and existing at the beginning of the interim period of adoption. The Company does not expect the adoption of SFAS No. 150 to have a material effect on its financial statements.

                            Stock-Based Compensation
                            ------------------------

As permitted under the Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation", the Company accounts for its stock-based compensation to employees in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees". As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Certain pro forma net income and EPS disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method.

4. INVENTORY
Inventories consisted of the following:

                             2004           2003
                          Unaudited
New aircraft parts                         $ 145,794
Rotable parts                                425,000
                                           ---------

Total                                      $ 570,794

5. PROPERTY AND EQUIPMENT
                                               2004             2003
                                             Unaudited
Land and improvements                                           $ 25,094
Buildings and improvements                                       123,313
Vehicles                                                          45,040
Machinery and equipment                                          458,827
                                                                ---------
  Sub Total
Less accumulated depreciation                                    119,886
                                                                ---------

Property and equipment, Net                                     $ 532,388
During 2004, 2003 and 2002 depreciation
expense was $114,896, $111,903 and $7,983.

6. SHAREHOLDERS' EQUITY
Common Stock

In 1996, the Company's articles of incorporation were amended, making several changes affecting common stock. A reverse-stock split was approved, whereby each 100 shares of original common stock were exchanged into one share of common stock. This action reduced the outstanding common shares from 3,200,000 to 320,000. The number of authorized common shares was increased after the reverse split 32,000,000 to 320,000. The number of authorized common shares was increased after the reverse split from 32,000,000 to 50,000,000. In addition, the amount of authorized preferred stock was changed to 5,000,000 shares. As a result of the re-domiciliation to Nevada, statutory par value of $.001 for both common and preferred stock was established.

As discussed in Note 1, the Company has gone through two acquisitions during the quarter ended June 30, 2002. Under the terms of these mergers, the Company issued 3,000,000 common shares to the stockholders of Johnstone Softmachine Corporation and 12,500,000 shares to the stockholders of Hamilton Aerospace Technologies, Inc. The issuance of these shares is reflected in the accompanying financial statements.

On July 21, 2003 the Directors of the Company took the following actions by Unanimous Consent of the Board of Directors in lieu of Special Meeting:

The 8,100,000 shares held by OMAC, 1,500,0000 shares held by Seajay Holdings, LLC and 1,500,000 shares held by Joane Corporation were declared void due to failure of consideration for the issuance of such shares. Further the proper officers of the Corporation were authorized and directed to take all action necessary to cause the certificate representing the 8,100,000 shares of common stock held by OMAC to be returned to the Corporation for cancellation in accordance with the terms of the Judgment, discussed in Note 7 below, as entered by the Superior Court of Maricopa County Arizona. The proper officers of the Company were authorized and directed in accordance with said Judgment to open an escrow account and to fund such account in the amount of $400,535.14 within 90 days of the return and cancellation of the OMAC certificate. Further the certificate of Joane Corporation, representing 1,500,000 shares of common stock, shall be canceled. The shares represented by such certificate shall revert to authorized and unissued shares of the Company's capital stock. Further, the proper officers of the Corporation were authorized and directed to take such action as necessary to cause the certificate held by Seajay Holdings, LLC to be returned to the Company for cancellation.

The Board of Directors determined that it would be in the best interest of the Company to enter into employment agreements with its executive officers, Ian Herman and John B. Sawyer. Included in the terms of each employment agreement is a grant of 2,500,000 shares of common stock each to Messrs. Herman and Sawyer. The shares are subject to vesting. The employment agreements were approved by owners of the majority of the outstanding shares of the Company's common stock as of July 29, 2003. Details of these employment agreements can be found in Form 8-K filed September 11,2003.

On October 15, 2003, the Company was notified that an agreement between LogiCapital Corporation and Perugia Design Corporation, a company controlled by a family member of one of the Company's Directors, had been reached. This agreement calls for the sale of 2,000,000 shares of the 3,000,000 shares held by LogiCapital, discussed earlier. At December 31, 2003 the stock had not been transferred to Perugia Design Corporation.

                                  Stock Options
During 1996, the Company's shareholders approved the 1994 Compensatory Stock Option Plan. The plan provides for options to purchase up to 2,000,000 shares of common stock, after the reverse stock split discussed above. The options give the right to purchase common stock at "fair market value", as determined by the board of Directors, at the date of issuance for a period of up to five (5) years.

During the 1996, the Company's shareholders also approved the 1994 Employee Stock Compensation Plan. This plan allows for up to 1,000,000 shares of common stock, after the reverse stock split discussed above, to be issued to key employees, officers, directors, and certain other persons affiliated with the Company, as compensation. As part of the 1997 re-domiciliation to Nevada, the 1994 plans described above were adopted and renamed the 1997 Compensatory Stock Option Plan and the 1997 Employee Stock Compensation Plan by the Nevada Corporation. Under the terms of both of these plans, the Company is not permitted to issue options from these plans after April 15, 2004.

During the quarter ended June 30, 2002, the Company's shareholders approved the 2002 Compensatory Stock Option Plan. The plan provides for options to purchase up to 3,000,000 shares of common stock. The options give the right to purchase common stock at "fair market value", as determined by the Board of Directors, at the date of issuance for a period of up to ten (10) years. Under the terms of the plan, the Company is not permitted to issue options from the 2002 Compensatory Plan after April 14, 2012. The plan was filed on October 3, 2003.

On May 5, 1999, the Company issued 1,000,000 stock options to two directors under the 1997 Compensatory Stock Option plan. These options had a three (3) year term and an exercise price of $.05 per share. These options were exercised on April 30, 2002, resulting in total proceeds to the Company of $50,000. Subsequently, these two directors resigned and were replaced on the Board after the reverse merger with Hamilton Aerospace.

On May 3, 2002, the Company also granted and issued 1,000,000 shares of common stock to various directors, employees, and consultants of the Company under the 1997 Employee Stock Compensation Plan. The Company recorded an expense of $330,000 for the quarter ended June 30, 2002 as a result of this grant, which is included in selling, general and administrative expenses on the accompanying statement of operations.

On May 31, 2002, the Company granted and issued 650,000 common shares to an employee and consultants in exchange for options granted on May 3, 2002, under the 1997 Compensatory Stock Option Plan for additional services that were rendered. The Company has recorded an expense of $650,000 for the quarter ended June 30, 2002 as a result of this grant, which is included in selling, general and administrative expenses on the accompanying statement of operations.

Prior to June 30, 2002, 330,000 of the shares previously granted to consultants for services rendered were returned to the Company to reflect a $99,000 adjustment to the value of the services performed.

On November 15, 2002, The Board cancelled 1,180,000 of unexercised options issued under the 2002 Compensatory Stock Option Plan. The options were exercisable by their terms only during the respective optionee's employment or other service with the Company, or during a 30-day grace period following termination without cause of such employment or other service.

On November 14, 2002, the Company granted 150,000 shares of common stock to an outside consultant of the Company under the 1997 Compensatory Stock Option Plan. The Company values the services received at $25,000 and recorded an expense in that amount for the quarter ended December 31, 2002. This expense is included in selling, general and administrative expenses on the accompanying statement of operations.

On December 5, 2002, the Board agreed to grant options to key management personnel of HAT in the amount of 240,000 shares under the 2002 Compensatory Stock Option Plan. Options will be restricted for one year. Due to the loss of one of the key management people, during the restriction period, 60,000 shares were never issued.

On August 26, 2003, the Directors of the Company granted and issued 150,000 shares of common stock to an outside consultant for services rendered to the Company which the Directors valued at $45,000.

On August 26, 2003, the Directors of the Company granted and issued 100,000 shares of common stock to outside consultants to the Company under the 1997 Compensatory Stock Option Plan. The Company valued these services at $20,000.

On September 11, 2003, the Directors of the Company granted and issued 100,000 shares of common stock to outside consultants to the Company under the 1997 Compensatory Stock Option Plan. The Company valued these services at $20,000.

On September 26, 2003 the Directors of the Company granted and issued 260,000 shares of common stock to outside consultants for services rendered to the Company under the 1997 Compensatory Stock Option Plan. The Company valued these services at $52,000.

On October 3, 2003, the Company filed The 2002 Compensatory Stock Option Plan registering 3,000,000 shares of common stock ($.001 par value) at a proposed maximum offering price of $.20 per share.

On October 6, 2003, the Company filed The 2003 Employee Stock Compensation Plan registering 5,000,000 shares of common stock ($.001 par value) at a proposed maximum offering price of $.20 per share.

On October 7, 2003, the Company awarded 500,000 shares of common stock under the 2003 Employee Stock Compensation Plan of the Company for legal services and 1,100,000 shares of common stock under the 2003 Employee Stock Compensation Plan of the Company for consultant services. The Board of Directors determined that the fair value of these shares on the date of grant was $.18 per share.

On October 15, 2003, the Company awarded 1,200,000 shares of common stock under the 2003 Employee Stock Compensation Plan of the Company for consultant services. The Board of Directors determined that the fair value of the shares on the date of grant was $.18 per share.

                        SUMMARY OF STOCK OPTION ACTIVITY

                                          TOTAL SHARES      ISSUED     AVAILABLE
                                          ------------      ------     ---------

1997 Employee Stock Compensation Plan       1,000,000      1,000,000           0
1997 Compensatory Stock Option Plan         2,000,000      2,000,000           0
2002 Compensatory Stock Option Plan         3,000,000        180,000   1,920,000
2003 Employee Stock Compensation Plan       5,000,000      2,800,000   2,200,000


Pro-forma Stock-based Compensation Disclosure

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." but applies accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its plans.

7. COMMITMENTS AND CONTINGENCIES

On June 18, 2003, the Company obtained a judgment in the Superior Court of Maricopa County, Arizona directing the return of a certificate of 8,100,0000 shares of common stock. Under the judgment the Company upon obtaining and canceling the stock certificate will pay into escrow $400,535.14, the consideration originally received by the Company for the shares. The accompanying financial statements reflect this judgment and the resulting liability.

In June 2003, the Company reached a mediated agreement with a former director, Ronald Clark, wherein Mr. Clark will be paid a monetary settlement. A portion of that settlement relates to stock and a note, created to satisfy the Company's obligation, will also cover interest and principal of a prior Company borrowing. Additionally, the Company purchased consignment inventory by means of payment on a second note, which was paid off during the third quarter of 2003. (See Subsequent Events.)

On March 1, 2003, Hamilton Aerospace and the Company signed a secured promissory note with American Capital Ventures, L.L.C. as the lender. The principal amount of the note was $675,000. Interest was payable in monthly installments at the rate of l.25% per month, payments beginning April 1,2003. The entire unpaid Principal and any accumulated, accrued or unpaid interest thereon are due and payable on September 1, 2003. Only $300,000 was ever received by HAT and a new agreement adds interest and fees to a restated principal balance of $354,375. The new agreement specifies quarterly interest payments at a rate of 15% interest per annum. The original loan represented the first installment of a bridge loan of up to $2 million. This bridge loan will be replaced by a combination of a preferred stock offering and a $4 to $6 million credit facility. (See Subsequent Events.)

Renegade signed a note with Universal Lease and Finance Corporation on September 3, 2003. This note provided funds to refurbish the small hangar. This note is in the amount of $100,000 and is to be paid by 12 monthly payments of $9,834, which includes interest at 18%. The entire balance is due on August 1, 2004. On December 17, 2003, HAT signed a note with Universal Lease and Finance Corporation for a short-term loan of $237,000 which bears interest at 3% per week and has maturity date of January 17, 2004.

8. DUE TO FACTOR

As of December 31, 2003, the Company had placed invoices belonging to a single customer, in full recourse financing. The debt is secured by the Company's accounts receivable due from that customer, and bears interest at a rate of 42% to 52% per annum. The total amount of invoices placed is $2,535,317.13 on which the factor advanced $1,883,163.70. At December 31, 2003, the customer had made payments totaling $1,653,873.12; leaving a balance due to the factor of $229,290.58, payable by the customer. The customer is currently paying the interest under this factoring arrangement. Interest due to the factor at December 21, 2003 was $23,582.16.


9. RELATED PARTY TRANSACTIONS

Hamilton Aviation, Inc.

On April 15, 2002, Hamilton Aerospace entered into a Sale of Assets Agreement with Hamilton Aviation, a privately held Arizona corporation. The agreement contemplated the purchase by Hamilton Aerospace of substantially all of Hamilton Aviation's equipment and inventory used in its aircraft maintenance, repair and modification services business. Under the terms of this agreement, the closing date was to be not later than July 15, 2002. Hamilton Aviation is considered a related party because of the dependence of Hamilton Aerospace on the agreement with Hamilton Aviation.

Also on April 15, 2002, Hamilton Aerospace entered into a Lease/Purchase Agreement with Hamilton Aviation for the same assets that were included in the Sale of Assets Agreement. Under the Lease/ Purchase Agreement, these assets would be leased for a term of three (3) years or until the Sale of Assets Agreement closed, at which time, all asserts would transfer to Hamilton Aviation. The Lease / Purchase Agreement provided for payments in the amount of $8,000 per month to Hamilton Aviation through April 15, 2005. Provided that the Sale of Assets Agreement did not close by the expiration of Lease /Purchase Agreement, title of all assets covered under the Lease / Purchase Agreement would pass from Hamilton Aviation to Hamilton Aerospace upon expiration of the Lease/Purchase Agreement.

On May 9, 2002, Hamilton Aviation filed for protection under Chapter 11 of the United States Bankruptcy Code. Since that time the Sale of Assets Agreement between Hamilton Aviation and Hamilton Aerospace lapsed and accordingly, the Company continued to operate under the Lease/Purchase Agreement. Accordingly, the Company entered into negotiations with the trustee for Hamilton Aviation to re-negotiate the terms of the Lease/Purchase Agreement so as to convert it to an operating lease. A new month-to-month lease was negotiated with payments of $8000 per month.

On February 10, 2003, the judge presiding over the Chapter 11 Bankruptcy of Hamilton Aviation approved a Sale of Assets Agreement between Hamilton Aviation and HAT. The agreement was for a purchase price of $1.5 million, with a down payment in the amount of $300,000. The balance was payable monthly at 6 1/2% interest. Because the original agreement to purchase Hamilton Aviation were negotiated prior to Hamilton Aviation's petition for bankruptcy, HAT elected to renegotiate a new agreement that better reflected the scope of the current transaction in light of the current market. The new agreement covers sale of a portion of Hamilton Aviation's physical assets and has a reduced payoff clause, which states that $1 million will be considered full payment, providing HAT satisfies said agreement according to its terms. At December 31, 2003 negotiations on the new agreement were ongoing. (See Subsequent Events)

10. CONTRACTS IN PROGRESS

At June 30, 2004 and December 31, 2003, costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings on uncompleted contracts consist of the following:

                                                2004             2003
                                              Unaudited
Costs incurred on uncompleted contracts                      $  152,225
Profit earned to date                                            193,841
                                                             -----------

                                                             $  345,966
   Less:  Billings to date                                      (719,000)
                                                             -----------

      Net billings in excess                                 $  (373,034)



Included in the accompanying balance sheet at June 30, 2004 and December 31, 2003 under the following caption:

Billings in excess of costs and estimated earnings on uncompleted contracts

                                           2004             2003
                                         Unaudited
Billings in excess from above                           $   373,034
Time and material earnings unbilled                         (49,348)
                                                        -----------

     Net                                                $   323,686

Billings in excess are the result of amounts due from customers under contractual terms, which can be, in some cases, in advance of actual work performed.


11. TRADE ACCOUNTS RECEIVABLE

As of June 30, 2004 and December 31, 2003, trade accounts receivable consist of the following:

                                              2004             2003
                                            Unaudited
Contracts in progress                                       $  487,390
Completed contracts                                          1,195,040
                                                            ----------

                                                            $1,682,430
Less:  allowance for doubtful accounts
                                                               (10,372)
                                                            ----------

NET                                                         $1,672,058

12. MANAGEMENT COMPENSATION

The Board of Directors determined that it would be in the best interest of the Company to enter into employment agreements with its executive officer, Ian Herman and John B. Sawyer. Included in the terms of each employment agreement is a grant of 2,500,000 shares of common stock each to Messrs. Herman and Sawyer. The shares are subject to vesting. The employment agreements were approved by owners of the majority of the outstanding shares of the Company's common stock as of July 29, 2003. The exercise price of the options equals the fair value of the common stock at the grant date. Details of these employment agreements can be found in Form 8-K filed September 11, 2003.



Compensation paid in 2002 and 2003 by the Company to executive officers:
----------------------- --------------------- -------------------- --------------------- --------------------
                                2002                 2003                  2002                 2003
----------------------- --------------------- -------------------- --------------------- --------------------
Ian Herman              Chairman              Chairman             40,000 shares of      2,000,000 shares
                                                                   common stock          of common stock
                                                                                         voting rights**
----------------------- --------------------- -------------------- --------------------- --------------------
Ronald Clark            Director*             Director*            250,000 shares of
                                                                   commons stock
----------------------- --------------------- -------------------- --------------------- --------------------
John Sawyer             Director/ President   Director/President   400,000 shares of     2,000,000 shares
                        of HAT                of HAT               common stock          of common stock
                                                                                         voting rights**
----------------------- --------------------- -------------------- --------------------- --------------------
Gordon Hamilton                               Director (9/01/03)
                                              Director of Public
                                              Relations and
                                              Regulatory
                                              Compliance for HAT
----------------------- --------------------- -------------------- --------------------- --------------------


Stock & Options awarded to HAT executive officers:

----------------------- --------------------- -------------------- --------------------- --------------------
                                2002                 2003                  2002                 2003
----------------------- --------------------- -------------------- --------------------- --------------------
Ian Herman              Chairman              Chairman             40,000 shares of      2,000,000 shares
                                                                   common stock          of common stock
                                                                                         voting rights**
----------------------- --------------------- -------------------- --------------------- --------------------
Ronald Clark            Director*             Director*            250,000 shares of
                                                                   commons stock
----------------------- --------------------- -------------------- --------------------- --------------------
John Sawyer             Director/ President   Director/President   400,000 shares of     2,000,000 shares
                        of HAT                of HAT               common stock          of common stock
                                                                                         voting rights**
----------------------- --------------------- -------------------- --------------------- --------------------
Gordon Hamilton                               Director (9/01/03)
                                              Director of Public
                                              Relations and
                                              Regulatory
                                              Compliance for HAT
----------------------- --------------------- -------------------- --------------------- --------------------


                                                 Page 59 of 63




                                      F-16

Stock & Options awarded to HAT executive officers:

----------------------- --------------------- -------------------- --------------------- --------------------
                                2002                 2003                  2002                 2003
----------------------- --------------------- -------------------- --------------------- --------------------
Alan Abate              Senior Vice           Senior Vice                                60,000 shares of
                        President of          President of                               common stock
                        Administration of     Administration
                        HAT                   Chairman
----------------------- --------------------- -------------------- --------------------- --------------------
Patricia Graham         Chief Financial       Chief Financial                            60,000 shares of
                        Officer of HAT        Officer of HAT                             common stock
----------------------- --------------------- -------------------- --------------------- --------------------
Philip Watkins          Vice President of     Vice President of                          60,000 shares of
                        Maintenance for HAT   Maintenance for HAT                        common stock
----------------------- --------------------- -------------------- --------------------- --------------------
Gordon Hamilton                               Director (9/01/03)
                                              Director of Public
                                              Relations and
                                              Regulatory
                                              Compliance for HAT
----------------------- --------------------- -------------------- --------------------- --------------------
    *  Resigned as Director on April 10, 2003

** See 8-K filing dated 9/11/2003

13. INCOME TAXES

The Company had no current State or Federal income tax expense for the years ended December 31, 2002 and December 31, 2003.

                                                                   2004           2003           2002
                                                                   ----           ----           ----
Federal income tax expense (benefit) at statutory rate (34%)    $544,000       $(442,00)      $(884,00)
State income tax benefit net of federal tax effect               111,051        (42,000)       (83,000)
Deferred income tax valuation allowance                                         484,000        967,000
                                                                --------       --------       --------

                                                               $ 655,051       $      0       $      0
Benefit of net operating loss carryover                        $(655,051)


Deferred tax assets and liabilities are determined based on the difference between currently enacted tax rates. Deferred tax expense or benefit is the result of the changes in deferred tax assets and liabilities.

Deferred income taxes arise principally from the temporary differences between financial statement and income tax recognition of net operating losses.

The components of deferred taxes at June 30, 2004 and December 31, 2003 in the accompanying balance sheet is summarized below:

                                        2004            2003
                                     Unaudited

Net operating loss carryforward     $  796,000        $ 967,000
   Less valuation allowance           (796,000)        (967,000)
                                    -------------    ------------

Deferred tax asset - net            $        0        $       0

At December 31, 2003, the Company has approximately $3,800,000 of unused Federal net operating loss carryforwards, which expire in the year 2020.

14. CONCENTRATION OF REVENUES

The Company had two customers who accounted for 43% and 37% of sales during the year ended December 31, 2002. The Company had two customers who accounted for 25% and 10% of sales during the year ended December 31, 2003.

15. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company had incurred losses since acquiring Hamilton Aerospace in May of 2002 through December, 2003. Since HAT is now profitable, Renegade can, if necessary, meet its financial requirements internally. Management is also interested in securing additional funding for the purpose of certain productivity-improving or synergistic acquisitions and other asset-based business opportunities. The Company requires and is currently pursuing additional capital for growth and strategic plan implementation. The Company has filed a registration statement with the Securities and Exchange Commission in pursuit of meeting these requirements.

16. SUBSEQUENT EVENTS

On March 26, 2004, the agreement with American Capital Ventures, LLC was further amended. The agreement now calls for the repayment of $354,375.00 at an interest rate of 1.5% per month on the unpaid balance. The amended agreement calls for principal payments for half of the unpaid balance and a final payment of $176,146.87. There is no expectation by the Company that any further borrowings, as were mentioned above, will take place under this agreement.

On March 18, 2004, the Company received the certificates for 250,000 shares of common stock that were covered by the Ronald Clark mediated agreement as well as a bill of sale for the consignment inventory that was also part of the transaction.

On May 6, 2004, ("the Entry Date"), the presiding judge in the Hamilton Aviation bankruptcy case issued an Order Approving Settlement Agreement relating to the agreement reached between Hamilton Aviation, Inc. and HAT for the purchase of certain of Aviations physical assets. The agreement calls for a down payment of $100,000, $73,365.75 of which had already been paid, and monthly payments of $15,000 plus interest at 6% per annum. An additional lump sum payment is to be made by HAT within 60 days of the Entry date plus $50,000 shall be paid on or before each annual anniversary of the Entry Date. The agreement has a reduced payoff provision stipulating that if all payments have been made in a timely manner by the fifth anniversary date of the entry date $1,000,000 will be considered as payment in full, otherwise the amount is to be $1,500,000. The agreement calls for a five year entry date anniversary profit payment equal to one-half of HAT's net profits in excess of 12%, but limited so as to provide no more than a total of all payments due of $1,500,000 plus interest over the five-year term of the agreement. The Company will record the acquisition of the assets of Hamilton Aviation at the cost of those assets expecting that the reduced payoff will be the ultimate cost. Should the Company be required to pay the additional $500,000, that amount will be added to cost.

On May 26, 2004, in order to provide adequate capital, Renegade Ventures agreed to sell 9,600,000 shares of common stock and warrants to purchase 14,400,000 shares to Barron Partners LP for approximately $3,000,000.

17. GAIN ON RENEGOTATION OF CONTRACT (Unaudited)

During the quarter ended March 31, 2004, the agreement with Hamilton Aviation was renegotiated. The liabilities, which were accrued during the period HAT was operating under pending approval of the transaction, were not required to be paid. The overaccrued liabilities have been recognized as a gain during the period ended June 30, 2004.

The Proforma Balance Sheet below assumes a transaction date of December 31, 2003 for the Hamilton Aviation Entry Date and the investment of Barron Partners LP:

                                        RENEGADE VENTURE (NEV) CORPORATION
                                      Proforma Consolidated Balance Sheet
                                               at December 31, 2003
                                                    (unaudited)
                                      ASSETS
                                                                  Hamilton               Barron             Proforma
                                              Renegade             Aviation             Investment           Renegade
                                            Venture 2003          Adjustments           Adjustments        Venture 2003
                                            ------------          -----------           -----------        ------------
CURRENT ASSETS
Cash and cash equivalents                   $     8,680                                $   706,426           $   715,106
Accounts receivable                           1,612,945                                                        1,612,945
Note receivable: related party                    6,400                                                            6,400
Inventory                                       570,794              323,946                                     894,740
Funds in escrow, restricted                   1,650,535            1,650,535
Other current assets                            392,407              (73,366)                                    319,041
                                            -----------          -----------           -----------          -----------

  TOTAL CURRENT ASSETS                      $ 2,591,226          $   250,581           $ 2,356,961          $ 5,198,768

Property, plant and equipment               $   532,388            1,176,054                                $ 1,708,442
Other non-current assets                        122,167                                                         122,167
                                            -----------          -----------           -----------          -----------

  TOTAL ASSETS                              $ 3,245,781          $ 1,426,634           $ 2,356,961          $ 7,029,376
                                            ===========          ===========           ===========          ===========

                                             RENEGADE VENTURE (NEV) CORPORATION
                                            Proforma Consolidated Balance Sheet
                                                      at December 31, 2003
                                                            (unaudited)

                                              LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                       Hamilton          Barron            Proforma
                                                   Renegade            Aviation         Investment          Renegade
                                                  Venture 2003       Adjustments        Adjustments       Venture 2003
                                                  ------------       -----------        -----------       ------------
  CURRENT LIABILITIES
  Notes payable                                   $   798,862        $   330,000        $  (266,149)       $   862,713
  Note payable-related party                             --
  Accounts payable - trade                          1,691,853                                                1,691,853
  Accounts payable - related party                     71,827                                                   71,827
  Due to factor                                       394,391                                                  394,391
  Customer deposits                                    27,800                                                   27,800
  Billings in excess of costs and
  estimated earnings on contracts in                  323,686                                                   323,686
  progress
  earnings on contracts in progress
                                                                                                                  --
  Accrued liabilities                                 688,518                              (393,100)           295,418
  Commitments & contingencies                         400,535                                                  400,535
                                                  -----------        -----------        -----------        -----------

    TOTAL CURRENT LIABILITIES                       4,397,472            330,000           (659,249)         4,068,223
  Notes payable, long term                                             1,096,634
                                                  -----------        -----------        -----------        -----------

                                                              Page 62 of 63



                                                                   F-19



    TOTAL LIABILITIES                             $ 4,397,472        $ 1,426,634        $  (659,249)       $ 5,164,857

  STOCKHOLDERS' EQUITY
  Preferred stock, $.001 par value, 5,000,000
  shares
  authorized, no shares issued or outstanding
                                                        --                  --                --                 --
  Common stock, $.001 par value, 50,000,000
  shares authorized, 27,080 shares issued
  and
  outstanding                                     $    18,110        $      --          $     9,600        $    27,710
  Additional paid-in capital                        2,412,123                             3,009,600          5,421,723
  Deferred compensation                              (332,000)                                                (332,000)
  Contributed capital                                 620,289                                                  620,289
  Accumulated deficit, prior year                  (2,570,785)
                                                                                                            (2,570,785)
  Accumulated earnings (deficit)
   current year                                    (1,299,428)            (2,990)                            (1,302,418)
                                                  -----------        -----------        -----------        -----------

    TOTAL STOCKHOLDERS' EQUITY                    $(1,151,691)       $      --          $ 3,016,210        $ 1,864,519
                                                  -----------        -----------        -----------        -----------

    TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                          $ 3,245,781        $ 1,426,634        $ 2,356,961        $ 7,029,376
                                                  ===========        ===========        ===========        ===========




                                                            Page 63 of 63

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Renegade's By-Laws allow for the indemnification of Company Officers and Directors in regard to their carrying out the duties of their offices. The Board of Directors will make determination regarding the indemnification of the director, officer or employee as is proper under the circumstances if he/she has met the applicable standard of conduct set forth in subsections (a) and (b) of
Section 145 of the Nevada General Corporation Law.

Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

"1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of any fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had a reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under sections 1 and 2, unless ordered by a court or advanced pursuant to section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (A)  By the stockholders;
     (B) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;
     (C) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or
     (D) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The certificate of articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than director or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a) Does not include any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 2 or for the advancement of expenses made pursuant to section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omission involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     (c) The Company's Articles of Incorporation provides that "the Corporation shall indemnify its officers, directors, employee and agents to the fullest extent permitted by the General Corporation Law of Nevada, as amended from time to time."

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling the company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and unenforceable. See section entitled "Disclosure of Commission Position on Indemnification for Securities Act Liabilities".


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the offering are denoted below. Please note all amounts are estimates other than the Commission's registration fee.

SEC Registration Fee - $2,998.26

State of New York Registration Fee - $985.00

State of Arizona Registration Fee - $200.00

Accounting Fees: - $1,200.00

Renegade will pay all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders.


                     RECENT SALES OF UNREGISTERED SECURITIES

On May 31, 2004, the shareholders authorized the issuance of 9,600,000 shares of common stock pursuant to a private placement to accredited investors, Barron Partners,. The Company relied upon Section 4(2) of Securities Act of 1933, as amended (the "Act"). The Company issued the 9,600,000 shares of common stock pursuant to an exemption from registration under Regulation D, Rule 506. On June 15, 2004, the shareholders authorized the issuance of 1,000,000 shares of common stock pursuant to a private placement to accredited investor, Ralph Garcia. The Company relied upon Section 4(2) of Securities Act of 1933, as amended (the "Act"). The Company issued the 1,000,000 shares of common stock pursuant to an exemption from registration under Regulation D, Rule 506. On August 15, 2004, the shareholders authorized the issuance of 2,115,386 shares of common stock pursuant to a private placement to accredited investors, Alpha Capital, Stonestreet, Whalehaven and Greenwich. The Company relied upon Section 4(2) of Securities Act of 1933, as amended (the "Act"). The Company issued the 2,115,386 shares of common stock pursuant to an exemption from registration under Regulation D, Rule 506.


The Company relied upon Section 4(2) of the Securities Act of1933, as amended (the "Act"). Each prospective investor was given a private placement memorandum designed to disclose all material aspects of an investment in the Company, including the business, management, offering details, risk factors and financial statements. Each investor also completed a subscription confirmation letter and private placement subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent and that each investor was either "accredited", or were "sophisticated" purchasers, having prior investment experience or education, and having adequate and reasonable opportunity and access to any corporate information necessary to make an informed investment decision. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

Under the Securities Act of 1933 , all sales of an issuers' securities or by a shareholder, must either be made (i) pursuant to an effective registration statement filed with the SEC, or (ii) pursuant to an exemption from the registration requirements under the 1933 Act.

Rule 144 under the 1933 Act sets forth conditions which if satisfied, permit persons holding control securities (affiliated shareholders, i.e., officers, directors or holders of at least ten percent of the outstanding shares) or restricted securities (non-affiliated shareholders) to sell such securities publicly without registration. Rule 144 sets forth a holding period for restricted securities to establish that the holder did not purchase such securities with a view to distribute. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities an Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resales by non-affiliates holders without limitations after two years; ( c ) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

EXHIBITS
    3.1.............Articles of Incorporation
    3.2.............By Laws
    4.1.............Stock Purchase Agreement (Barron Partners)
    4.2.............2002 Compensatory Stock Option Plan
    4.3.............2003 Employee Stock Compensation Plan
    4.4.............Common Stock Purchase Warrant Issued May 31, 2004
    4.5.............Common Stock Purchase Warrant Issued May 31, 2004
    4.6.............Common Stock Purchase Warrant Issued May 31, 2004
    4.7.............Form of  Subscription Agreement (Alpha Whalehaven,
                    Stonestreet., Greenwich)
    4.8.............Form of Stock Purchase Agreement (Acquisition of World Jet
                    Corporation)
    5.1.............Opinion re: Legality
    10.1............Property Lease
    10.2............Employment Agreement Dated July 21, 2003 by and between
                    Ian Herman and Renegade
    10.3............Employment Agreement Dated July 21, 2003 by and between
                    John B. Sawyer and Renegade
    11.1............Statement re: computation of per share earnings
    13.1............Annual or quarterly reports (See also 10KSB & 10QSB Filings)
    21.1............Subsidiaries of the registrant
    23.1............Consent of experts and counsel (Included in Exhibit 5.1)
    99.1............Court Order canceling 8.1 million shares of common stock and returning the stock to Renegade
    99.2............Lawsuit filed by Renegade against Corwin Foster,
                    Jane Doe Foster and Seajay Holdings

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement to:

     A. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     B. Reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
     C. Include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.
     D. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and that the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     E. To remove from registration by means of a post-effective amendment and of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing Form SB-2A and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Tucson, state of Arizona, on October 5, 2004.



                                             Registrant /s/ John B. Sawyer
                                             -----------------------------------
                                             John B. Sawyer, President/Director

Date   October 5, 2004
       ---------------



In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


/s/ Ian Herman                                          October 5, 2004
----------------------------------                      ---------------
Ian Herman, Chairman/CEO/Director                       Date



/s/  John B. Sawyer                                     October 5, 2004
----------------------------------                      ---------------
John B. Sawyer, President/Director                      Date



/s/  Gordon D. Hamilton                                 October 5, 2004
----------------------------------                     ---------------
Gordon D. Hamilton, Director                            Date